Exhibit 2.1

Share Sale and Purchase Deed
RA Investments I Comm. V. Riverside Capital Appreciation Fund V Investments Comm. V. Robyn Walsh (Sellers) Stuart Baxter Simon Feiglin (Additional Restrained Parties)
EW Pacific Pty Ltd
(Buyer)
relating to the sale and purchase of MedHealth Holdings Pty Limited ACN 141 218 215 (Company)
Jones Day Level 41, Aurora Place 88 Phillip Street Sydney NSW 2000 Tel: 61 2 8272 0500 Fax: 61 2 8272 0599 www.jonesday.com

Share Sale and Purchase Deed

Operative provisions	5

1.	INTERPRETATION	5
1.1	Definitions	5
1.2	Interpretation	16
1.3	Knowledge and Awareness	16
1.4	Reasonable endeavours	17
1.5	Cleared funds	17

2.	SALE OF SHARES	17
2.1	Sale and purchase	17
2.2	No partial sale	17
2.3	Waiver of pre-emption rights	17

3.	PURCHASE PRICE	17

4.	COMPLETION	17
4.1	Completion date and place	17
4.2	Sellers’ obligations	17
4.3	Buyer's obligations	18
4.4	Simultaneous Completion and interdependency	19
4.5	Net Working Capital Target Amount	19
4.6	Leasehold Property arrangements	19

5.	ADJUSTMENT OF PURCHASE PRICE	19
5.1	Preparation of Draft Completion Working Capital Statement	19
5.2	Sellers to cooperate	19
5.3	Content	20
5.4	Delivery of Draft Completion Working Capital Statement	20
5.5	Sellers’ response	20
5.6	Dispute Procedure	20
5.7	Acceptance and Deemed Acceptance	20
5.8	Dispute Resolution Procedure	20
5.9	Referral to Independent Expert	21
5.10	Independent Expert procedure	22
5.11	Working Capital Adjustment in favour of Sellers	23
5.12	Working Capital Adjustment in favour of Buyer (less than Retained Cash Amount)	23
5.13	Working Capital Adjustment in favour of Buyer (greater than Retained Cash Amount)	23

6.	WARRANTIES AND INDEMNITIES	23
6.1	Buyer’s warranties	23
6.2	Sellers’ Warranties and indemnities	24
6.3	Reliance by Buyer	24
6.4	Tax Indemnity	24
6.5	Independent Contractor Exclusion	24
6.6	Limitation of Riverside’s Liability	24

6.7	IME Indemnity	24
6.8	Tax gross up	25

7.	LIMITATION ON LIABILITIES	25
7.1	General limitations	25
7.2	Additional Tax Liability Limitations	27
7.3	Contingent Claims	27
7.4	Use of deductions	28
7.5	Minimum claim amount	28
7.6	Maximum claim amount	28
7.7	Mitigation	28
7.8	Related Benefits	28
7.9	No Double Recovery	28
7.10	Limitation of Remedy	29
7.11	Refund of Purchase Price	29
7.12	Independent limitations	29
7.13	Excluded Warranties	29
7.14	Circumstances where limitations do not apply	29
7.15	Excluded Conduct	29
7.16	General exclusion of Sellers’ liability	30

8.	DIRECTORS’ AND OFFICERS’ INSURANCE	30

9.	PROPORTIONATE LIABILITY	30
9.1	Exclusion of proportionate liability provisions	30
9.2	Sellers not to apply Proportionate Liability Provisions	30

10.	W & I POLICY	31
10.1	Buyer acknowledgements	31
10.2	Buyer’s warranties	31
10.3	Limitation of Liability	32
10.4	Bar to proceedings	33

11.	CLAIMS PROCEDURE	33
11.1	Written notice of Claims	33
11.2	Claim Dispute	33
11.3	Recovery Amount	34

12.	RECORDS RETENTION	34

13.	CONFIDENTIALITY	35
13.1	Primary obligation	35
13.2	Permitted disclosure	35
13.3	Security and control	35

14.	RESTRAINTS	35
14.1	Sellers’ restraint	35
14.2	Exceptions	36
14.3	Injunctive Relief	37

14.4	Acknowledgement	37
14.5	Independent restraints	38

15.	ADDITIONAL RESTRAINED PARTIES RESTRAINTS	38
15.1	Additional Restrained Parties Restraint	38
15.2	Exceptions	39
15.3	Injunctive Relief	40
15.4	Additional Restrained Parties Acknowledgement	40
15.5	Independent restraints	40
15.6	Riverside Warranty	40
15.7	Riverside Indemnity	40

16.	TAX MATTERS	41
16.1	Preparation of Pre-Completion Returns by Sellers	41
16.2	Buyer’s obligations relating to Pre-Completion Returns	42
16.3	Preparation of Overlap Returns by Buyer	42
16.4	Sellers obligations in relation to Overlap Returns	42
16.5	Sellers may review Overlap Returns in relation to Tax	42
16.6	Tax audits	43
16.7	Confidentiality	43
16.8	Code § Election Notice	43

17.	DISPUTE RESOLUTION	43
17.1	Dispute	43
17.2	General Dispute Notice	43
17.3	Parties to try to settle Dispute	44
17.4	Arbitration	44
17.5	Relief	44

18.	GST	45
18.1	Interpretation	45
18.2	General	45
18.3	GST payable	45
18.4	Recovery of GST payable	45
18.5	Reimbursement or indemnity payment	45
18.6	Variation of GST	45

19.	COSTS AND STAMP DUTY	46
19.1	Costs	46
19.2	Stamp duty	46

20.	NOTICES	46
20.2	Change of address	47
20.3	No effect on other rights	47

21.	MISCELLANEOUS	47
21.1	Alterations	47
21.2	Approvals and consents	47

21.3	Assignment	47
21.4	Survival	48
21.5	Counterparts	48
21.6	No merger	48
21.7	Further action	48
21.8	Waiver	48
21.9	Severance	48
21.10	Power of attorney	48
21.11	Entire agreement	48

22.	GOVERNING LAW AND JURISDICTION	48
22.1	Law of Victoria	48
22.2	Parties to submit to jurisdiction	49

SCHEDULE 1	: THE SELLERS AND ADDITIONAL SELLERS	50

SCHEDULE 2	: FUNDS FLOW	51

SCHEDULE 3	: WARRANTIES	52

SCHEDULE 4	: BUYER'S WARRANTIES	63

SCHEDULE 5	: THE COMPANY and EACH SUBSIDIARY	64

SCHEDULE 6	: MATERIAL CONTRACTS	66

SCHEDULE 7	: TOP 25 CUSTOMERS	68

SCHEDULE 8	: LEASEHOLD PROPERTIES	69

SCHEDULE 9	: INTELLECTUAL PROPERTY	71

SCHEDULE 10	: PLANT AND EQUIPMENT	73

SCHEDULE 11	: NET WORKING CAPITAL TARGET STATEMENT	74

SCHEDULE 12	: ACCOUNTING PRINCIPLES	75

SCHEDULE 13	: EMPLOYEES	78

SCHEDULE 14	: RETAINED HEALTHCARE CONSULTANTS	79

SCHEDULE 15	: DUE DILIGENCE INDEX	80

SCHEDULE 16	: DUE DILIGENCE RESPONSES	81

SCHEDULE 17	: DISCLOSURE LETTER	82

SCHEDULE 18	: KEY EMPLOYEES SUBJECT TO EMPLOYMENT AGREEMENTS	83

SCHEDULE 19	: RIVERSIDE PUBLIC ANNOUNCEMENT TEMPLATE	84

SCHEDULE 20	: BUYER PUBLIC ANNOUNCEMENT TEMPLATE	85

SCHEDULE 21	: W&I INSURANCE	86

Signing page	87

Details

Date	31 August 2012

Parties

RA Investments I Comm. V. of 7, Avenue Lloyd George, Brussels, 1000, Belgium
Riverside Capital Appreciation Fund V Investments Comm. V. of 7, Avenue Lloyd George, Brussels, 1000, Belgium
Robyn Walsh of Unit 1405, 2 Albert Road, Melbourne, Victoria, Australia, 3004
(together the Sellers)
Stuart Baxter of 31110 Thomas Avenue, #319, Dallas, Texas, 75204, USA
Simon Feiglin of 1 Rose Hill Avenue, Caulfield North, Victoria, Australia, 3161.
(together the Additional Restrained Parties)
EW Pacific Pty Ltd (ACN 160 098 162) of Level 6, 486 Albert Street, East Melbourne, VIC, 3002
(the Buyer)

Background

A	The Sellers and the Additional Sellers together own the entire issued share capital of the Group in the proportions set out in Schedule 1.

B
The Sellers and the Additional Sellers have agreed to sell and the Buyer has agreed to purchase the Company on and subject to the terms and conditions set out in this Deed and in a separate deed to which the Additional Sellers and the Buyer are parties.

C	The Additional Restrained Parties have agreed to the restraint set out in clause 15 and are parties to this Deed for that purpose only.

Operative provisions

1.	INTERPRETATION

1.1	Definitions

Additional Sellers means each of the persons named in the first column of Schedule 1 excluding the Sellers.

Accounting Principles means the accounting policies, principles, practices and methodologies set out in

Accounting Standards means the accounting standards made or in force under the Corporations Act, and if any matter is not covered by those accounting standards, generally accepted Australian accounting principles.

ACICA means the Australian Centre for International Commercial Arbitration.

Additional Sellers Deed means the document dated on or about the date of this Deed between the Additional Sellers and the Buyer.

Adjustment Dispute Notice has the meaning given in clause 5.6.

Audited Accounts means:

(a)	the audited profit and loss account for the Group for the 12 month period ending 30 June 2011; and

(b)	the audited balance sheet of the Group as at 30 June 2011,

as disclosed by the Sellers to the Buyer in the Disclosures.

Audited Accounts Date means 30 June 2011.

Authorisations means any licence, consent, approval, permit, registration, accreditation, certification or other authorisation given or issued by any Governmental Agency or any other person, including any industry and technology accreditations, licences and certifications other than the Intellectual Property Licences.

Bank Guarantee Amount means $562,758.19.

Business means the business of the Group in Australia as at the Completion Date, being:

(a)	the provision of administration of independent medical reports for the purpose of assessing personal injury or injured workers claims from a medical and legal perspective;

(b)	the provision or administration of medico-legal reports and IMEs, including without limitation through the use of Healthcare Consultants;

(c)	the identification and credential checking of doctors and other medical specialists for the purpose of assessing their suitability to provide medico-legal reports and conducting IMEs;

(d)	medical record retrieval and transcription or medical report services for the purpose of providing medico-legal reports to clients;

(e)	medical record organisation services for the purpose of providing medico-legal reports to clients; and

(f)	the development or provision of software or technology services to facilitate any of the foregoing (a) through (e) for the purpose of providing medico-legal reports and conducting IMEs.

Business Day means a day on which banks are physically open for business in Melbourne, Victoria, Australia, and New York, U.S.A, excluding a Saturday, Sunday or a public holiday in either place.

Business Names means the business names registered and used by the Group in connection with the Business, set out in Part A of Schedule 9.

Buyer Corresponding Indemnity means the indemnity given by the Buyer to the Sellers in clause 6.1(a)(ii).

Buyer Warranties means the warranties given by the Buyer to the Seller set out in clause 10.2 and Schedule 4.

CBA means the Commonwealth Bank of Australia.

CBA Securities means the:

(a)	fixed and floating charge dated 29 March 2010 between the Company (as chargor) and CBA (as chargee);

(b)	fixed and floating charge dated 29 March 2010 between MLCOA (as chargor) and CBA (as chargee);

(c)	fixed and floating charge dated 8 December 2011 between Next Health Pty Ltd (ACN 057 214 990) (as chargor) and CBA (as chargee);

(d)	Share Mortgage dated 29 March 2010 between the Company (as mortgagor) and CBA (as mortgagee); and

(e)	Share Mortgage dated 10 November 2011 between MLCOA (as mortgagor) and CBA (as mortgagee).

Claim means a demand, claim, action or proceeding, however arising and whether present, immediate or future, fixed or unascertained, actual or contingent.

Claim Dispute has the meaning given to it in clause 11.2.

Claim Dispute Notice has the meaning given to it in clause 11.2(b).

Claim Notice has the meaning given to it in clause 11.1(a).

Cleared Funds means either:

(a)	a bank cheque drawn by a bank authorised to carry on banking business in Australia as defined in the Banking Act 1959 (Cth); or

(b)	telegraphic transfer of immediately available funds to an account or accounts nominated by the party to whom the payment is due.

Company means MedHealth Holdings Pty Limited (ACN 141 218 215).

Completion means the performance of the acts set out in clause 4 to be performed on the Completion Date.

Completion Date means 31 August 2012 or such other date as is agreed by the Buyer and the Sellers in writing.

Completion Working Capital Amount means the monetary figure (expressed in Australian dollars) which represents the Working Capital position of the Company as at 5pm on the Completion Date.

Completion Working Capital Statement has the meaning given to it (as applicable) in either clause 5.7, 5.8 or 5.10.

Confidential Information means all information disclosed to or acquired by the receiving party before or after the Completion Date, whether orally, in writing or in electronic or machine readable form but does not include information that:

(a)	was in the lawful possession of the receiving party before the disclosing party had any dealings with the receiving party or was independently generated by the receiving party or on its behalf;

(b)	is in the public domain otherwise than as a result of a breach of clause 13 or any other obligation of confidentiality owed to the disclosing party; or

(c)	was legally and properly obtained by the receiving party from any other source without restriction on further disclosure,

and includes the existence and terms of this Deed.

Consolidated Group has the meaning given in the Tax Act.

Corporations Act means the Corporations Act 2001 (Cth).

Corresponding Indemnity means the indemnity given by Riverside to the Buyer in clause 6.2(b).

Customer Overpayments means customer overpayments, double payments or erroneous payments on account of services already performed, or deposits, advanced payments or prepayments for services or work which has not been performed by the Group as of Completion or is reasonably not expected to be performed by the Group following Completion.

Designated Employee means those employees whose annual compensation as at Completion is less than $65,000.

Designated NH Health Consultant means the Healthcare Consultants set out in Schedule 17 of the Share Sale and Purchase Agreement dated 10 November 2011 between Dominic O’Callaghan, Carmel O’Callaghan and MLCOA in respect of their period of engagement up to 10 November 2011.

Disclosing Party has the meaning given to it in clause 13.1(b).

Disclosures means:

(a)	the Due Diligence Materials;

(b)	the Due Diligence Responses; and

(c)	the Disclosure Letter.

Disclosure Letter means the letter from the Sellers to the Buyers dated the Completion Date in which the Sellers make specific disclosures against the Warranties and which is set out in Schedule 17.

Dispute has the meaning given in clause 17.1(a).

Dispute Notice Response has the meaning given in clause 5.8(a).

Domain Names means the domain name registrations held and used by the Group Companies in connection with the Group, set out in Part B of Schedule 9.

Draft Completion Working Capital Statement means the draft Completion Working Capital Statement prepared in accordance with, and pursuant to, clause 5.1.

Due Diligence Index means the index set out in Schedule 15.

Due Diligence Materials means the documents listed in the Due Diligence Index.

Due Diligence Responses means the questions provided in writing by the Buyer or their Representatives and the answers provided in writing by the Sellers or their Representatives as part of the due diligence process, set out in Schedule 16.

Employee means each of the employees of the Group at the Schedule Date, set out in Schedule 13.

Excluded Warranty or Indemnity means each and all of the Warranties and Indemnities other than:

(a)	the Title or Capacity Warranties; and

(b)	the Corresponding Indemnity to the extent that it provides indemnification for a breach of the Title or Capacity Warranties.

For the avoidance of doubt, an Excluded Warranty or Indemnity does not include the Riverside Warranty or the Riverside Indemnity.

Financial Obligation means:

(a)	any debt owing by the Group Companies other than trade debts incurred in the ordinary course of business;

(b)
any borrowings or other indebtedness owing by any Group Company under any bank facility, overdraft, bond, note, debenture, acceptance credit, sale and lease back or other arrangement providing financial accommodation of any description;

(c)	any guarantee (including any guarantee, bond, security deposit, letter of credit or suretyship) in relation to the obligations of any person provided by a Group Company; or

(d)	any option, swap, exchange or other derivative or hedging transaction,

but excludes Ordinary Business Obligations.

Final Completion Working Capital Amount means the monetary figure (expressed in Australian dollars) which represents the net Working Capital position of the Company as at 5pm on the Completion Date, as shown in the Completion Working Capital Statement.

Forward Looking Information means any forecasts, estimates, projections, customer bookings in respect of any dates after Completion, business or strategic plans or other forward looking information provided by the Sellers or their Representatives to the Buyer or its Representatives in relation to the Business, or the Group, including without limitation any such information which forms part of the Disclosures.

Fund means each superannuation fund or equivalent arrangement to which any Group Company contributes, or is required to contribute, in respect of any Employee or any consultant engaged by that Group Company.

Governmental Agency means any government or governmental, semi-governmental, fiscal, administrative or judicial body, department, commission, authority, instrumentality, tribunal, agency or entity.

Group means:

(a)	the Company;

(b)	MLCOA; and

(c)	Next Health Pty Ltd (ACN 057 214 990).

Group Company means either the Company or one of its Subsidiaries, as the context requires.

GST Law has the same meaning given to that expression in the A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Healthcare Consultant means a doctor or other medical or health consultant engaged by the Group to perform IMEs for the Group's customers.

IME means an independent medical examination of a patient conducted for a Group Company by a Healthcare Consultant.

IME Indemnity means the indemnity given by Riverside to the Buyer in clause 6.7.

Income Tax Overlap Return has the meaning given to in clause 16.5.

Indemnities means the Corresponding Indemnity, Tax Indemnity and IME Indemnity.

Indemnity and Access Amendment Deed means the deed between the Company and MLCOA and the current and past directors and officers of the Company and MLCOA:

(a)	during the period that Riverside controlled the Company and MLCOA; and

(b)	who entered into a deed of access, insurance and indemnity with the Company and MLCOA before Completion,

pursuant to which any obligation on the Company or MLCOA to maintain directors’ and officers’ run off insurance cover is limited to a period of three years from Completion.

Independent Contractor Warranty means the Warranty in paragraph 18.9 of Schedule 3.

Independent Expert has the meaning given to it in clause 5.9(a).

Insolvency Event means, as applicable to a natural person or a corporation:

(a)	a person is or states that the person is unable to pay all the person’s debts as and when they become due and payable;

(b)	a person is taken or must be presumed to be insolvent or unable to pay its debts under any applicable Law;

(c)
an application is made and not withdrawn within seven days, or an order is made for the winding up or dissolution or a resolution is passed or any steps are taken to pass a resolution for the winding up or dissolution of a corporation;

(d)
an administrator, provisional liquidator, liquidator or person having a similar or analogous function under the laws of any relevant jurisdiction is appointed in respect of a corporation or any action is taken to appoint any such person and the action is not stayed, withdrawn or dismissed within seven days;

(e)	a receiver or receiver and manager, or controller, is appointed in respect of any property of a corporation;

(f)	a corporation is deregistered under the Corporations Act or notice of its proposed deregistration is given to the corporation;

(g)	a distress, attachment or execution is levied or becomes enforceable against any material property of a person;

(h)
a person enters into or takes any action to enter into an arrangement (including a scheme of arrangement or deed of company arrangement), composition, or compromise with, or assignment for the benefit of, all or any class of the person’s creditors or members or a moratorium involving all of them;

(i)
a petition for the making of a sequestration order against the estate of a person is presented and the petition is not stayed, withdrawn or dismissed within seven days or a person presents a petition against himself or herself;

(j)	a person presents a declaration of intention under section 54A of the Bankruptcy Act 1966 (Cth); or

(k)	anything analogous to or of a similar effect to anything described above or under the Law of any relevant jurisdiction occurs in respect of a person.

Intellectual Property means the Business Names, Trademarks and Domain Names.

Intellectual Property Licence means all agreements and arrangements under which a Group Company has the right to use any Intellectual Property Rights owned by a person (other than another Group Company) or any trade secrets, know-how, operating procedure, technical information or other confidential information of a person (other than another Group Company).

Intellectual Property Rights means:

(a)	patents, designs, trade marks and service marks (whether registered or unregistered) and any applications for, or rights to apply for, registration of any patent, design, trade mark or service mark;

(b)	circuit layout rights;

(c)	copyright (including copyright in software, websites, databases and advertising and other promotional materials);

(d)	all rights to have information (including trade secrets, know-how, operating procedures and technical information) kept confidential; and

(e)	all other rights or protections having similar effect anywhere in the world.

June Management Accounts means:

(a)	the unaudited profit and loss account for the Group for the 12 month period ending 30 June 2012; and

(b)	the unaudited balance sheet of the Group as at 30 June 2012,

as disclosed by the Sellers to the Buyer in the Disclosures.

June Management Accounts Date means 30 June 2012.

Key Employees means Robyn Walsh, Adam Goldberger, Dr Clive Sher and Suzan Drew.

Key Employee Employment Agreements means an employment agreement or contractor services agreement with respect to each of the Key Employees set out in Schedule 18.

Law includes any statute, legislation, law, regulation, by-law, scheme, determination, ordinance, rule or other statutory provision.

Leased IT Assets means the IT hardware and software which is leased by the Group from third parties in the ordinary course of business as disclosed by the Sellers to the Buyer in the Disclosures.

Leasehold Properties means the leasehold properties listed in Schedule 8.

Leases means the leases set out in Schedule 8.

Liabilities means Claims, losses, liabilities, costs or expenses of any kind and however arising, including penalties, fines, assessments and interest.

Management Accounts means:

(a)	the unaudited profit and loss account for the Group for the 12 month period ending 31 May 2012; and

(b)	the unaudited balance sheet of the Group as at 31 May 2012,

as disclosed by the Sellers to the Buyer in the Disclosures.

Management Accounts Date means 31 May 2012.

Material Contracts means each of the contracts set out in Schedule 6.

MLCOA means MedHealth Pty Limited (ACN 141 219 785).

Net Working Capital Target Amount means $893,000, being the target working capital amount set out in the Net Working Capital Target Statement.

Net Working Capital Target Statement means the working capital statement set out in Schedule 11.

Ordinary Business Obligations means:

(a)	a charge or lien arising in favour of a Governmental Agency by operation of statute unless there is default in payment of money secured by that charge or lien;

(b)	any mechanics’, workmen’s or other like lien arising in the ordinary course of business;

(c)	any retention of title arrangement undertaken in the ordinary course of day-to-day trading; or

(d)	any interest of the kind referred to in section 12(3) of the PPSA where the transaction concerned does not, in substance, secure payment or performance of an obligation.

Overlap Return means any Tax return of a Group Company for a period commencing before but ending after Completion.

Permanent Impairment IME means an IME conducted by a Healthcare Consultant under Part VII Division 2 of the Workers' Compensation and Injury Management Act 1981 (WA) for which the prevailing fees for such IMEs are set out in Schedule 6 of the Workers' Compensation and Injury Management (Scale of Fees) Regulations 1988 (WA).

Plant and Equipment means the plant, equipment, vehicles, computers, fixtures and fittings of each Group Company as at the Schedule Date set out in Schedule 10.

PPSA means the Personal Property Securities Act 2009 (Cth).

Pre-Completion Returns means any Tax return of a Group Company for a period ending on or before Completion.

Premises means the Group’s premises located at Level 6, 486 Albert Street, East Melbourne VIC 3002.

Purchase Price has the meaning given in clause 3.

Receiving Party has the meaning given in clause 13.1.

Records means all Leases, books of accounts, records, customer lists and data however recorded and all other documents owned by or under the control of the Group to the extent relating to or used in connection with the Business.

Related Entities has the meaning given to that term in section 9 of the Corporations Act.

Representatives of a party means the officers, employees, contractors, sub-contractors, professional advisers, representatives and agents of that party.

Restraint Area means the Commonwealth of Australia.

Restraint Period means the period commencing on the Completion Date and ending on the date which is 5 years after the Completion Date, but if that is not enforceable, then:

(a)	the date which is 4 years after the Completion Date, but if that is not enforceable, then;

(b)	the date which is 3 years after the Completion Date, but if that is not enforceable, then;

(c)	the date which is 2 years after the Completion Date, but if that is not enforceable, then;

(d)	the date which is 1 year after the Completion Date.

Retained Cash Amount means $250,000.

Retained Employees means Robyn Walsh, Clive Sher, Adam Goldberger, Robert Jackson, Suzan Drew, David Camilleri, Jennifer Boyd, Kymberley Pitstock, Corrine Law-Davis, Jane Yarham, Michelle Carse, Kylie Menz and Joyce Blair.

Retained Healthcare Consultants means the Healthcare Consultants set out in Schedule 14.

Review Period has the meaning given to it in clause 5.5(a).

Riverside means RA Investments I Comm. V. and Riverside Capital Appreciation Fund V Investments Comm. V.

Riverside Indemnity means the indemnity given by Riverside to the Buyer in clause 15.7.

Riverside Warranty means the warranty given by Riverside to the Buyer in 15.6

Schedule Date means 21 August 2012.

Security Interest means any legal or equitable interest or power reserved in or over any asset (or any interest in any asset) or created or otherwise arising or subsisting in or over any asset (or interest in any asset) under a charge, transfer, mortgage, pledge, lien, trust or power by way of security for the payment of a debt or the performance of any obligation, or any other monetary obligation, whether registered or unregistered, including any security interest as that term is defined in section 12 of the PPSA.

Shares means (as the context requires):

(a)
in relation to a Seller or Additional Seller (as applicable), the number of ordinary shares or class A preference shares in the Company (as applicable) set out next to the name of that Seller or Additional Seller in the second column of Schedule 1; or

(b)	all the ordinary shares and class A preference shares in the Company held by the Sellers and Additional Sellers.

Subsidiaries means each of MLCOA and Next Health Pty Ltd (ACN 057 214 990).

Tax means taxes, duties, fees, rates, charges, levies, surcharges, contributions, withholding taxes, withholding obligations and imposts of all kinds assessed, levied or imposed by the Commonwealth of Australia, a state or territory or any other Governmental Agency (Australian or overseas) and includes capital gains tax, fringe benefits tax, income tax, prescribed payments tax, superannuation guarantee charge, training guarantee levy, undistributed profits tax, payroll tax, goods and services tax, group tax, land tax, import duty, excise, stamp duty, municipal and water rates, interest on tax payments and penalties or additional tax by way of penalty.

Taxpayer means, as the context requires, the Buyer or a Group Company.

Tax Act means, as the context requires, either the Income Tax Assessment Act 1936 (Cth) or the Income Tax Assessment Act 1997 (Cth).

Tax Authority means any Governmental Agency responsible for Tax.

Tax Indemnity means the indemnity in clause 6.4.

Tax Law means a Law with respect to or imposing any Tax.

Tax Warranties means the Warranties in paragraph 21 of Schedule 3.

Title or Capacity Warranties means the warranties given by each of the Sellers to the Buyer in paragraphs 1 and 2 of Schedule 3.

Title Search Dates means:

(a)	in respect of the Leasehold Property at Level 6, 486 Albert Street, East Melbourne, Victoria (Volume 05788 Folio 534), on 29 May 2012;

(b)	in respect of the Leasehold Property at Adelaide Day Surgery Centre, Level 2, 18 North Terrace, Adelaide, South Australia (Volume 5340 Folio 619), on 29 May 2012;

(c)	in respect of the Leasehold Property at Level 13, 116 Adelaide Street, Brisbane Queensland (Lot 5 on RP 40997), on 29 May 2012;

(d)	in respect of the Leasehold Property at Suite 3, Level 2, Equinox 1, 70 Kent Street, Deakin Australian Capital Territory (Volume 1978 Folio 33), on 1 June 2012;

(e)	in respect of the Leasehold Property at Level 1, 38 Montepelier Retreat, Battery Point, Tasmania (Lot 1 on Plan 124067), on 29 May 2012;

(f)	in respect of the Leasehold Property at Level 2, 44 Market Street, Sydney, New South Wales (1/600888), on 1 June 2012;

(g)	in respect of the Leasehold Property at 383 Scarborough Beach Road, Osborne Park, Western Australia, on 3 August 2012; and

(h)	in respect of the Leasehold Property at Suites 2 and 3, 178 Cambridge Street, Wembley Western Australia (Lot 2 and Lot 3 on SP 53635) on 29 May and 1 August 2012 respectively.

Trademarks means the trademarks set out in Part C of Schedule 3.

Warranties means the Warranties set out in Schedule 9.

Warranty Insurer has the meaning given to it in clause 10.2(a).

Working Capital means the difference between the specific current assets of the Group and the specific current liabilities of the Group that are respectively set out in the Net Working Capital Target Statement, as calculated in accordance with the Accounting Principles.

Working Capital Dispute has the meaning given to it in clause 5.8(b).

Working Capital Shortfall Amount means the full amount by which the Final Completion Working Capital Amount is less than the Net Working Capital Target Amount.

Working Capital Surplus Amount means the full amount by which the Final Completion Working Capital Amount exceeds the Net Working Capital Target Amount.

W&I Policy means a warranty and indemnity insurance policy issued by an insurer in favour of the Buyer that, subject to the terms of that policy, insures the Buyer against any and all Liability suffered or incurred by the Buyer or its Related Entities as a result of a breach by the Sellers of an Excluded Warranty or Indemnity.

1.2	Interpretation

Except where the context otherwise requires, in this Deed:

(a)	headings are included for convenience only and do not affect the interpretation of this Deed;

(b)	the singular includes the plural and vice versa, and a gender includes other genders;

(c)	another grammatical form of a defined word or expression has a corresponding meaning;

(d)	a reference to “this Deed” means this document including the schedules and appendices to it;

(e)	a reference to a clause, paragraph, schedule or appendix is to a clause or paragraph of, or schedule or appendix to, this Deed, and a reference to this Deed includes any schedule or appendix;

(f)	a reference to a document or instrument includes the document or instrument as novated, altered, supplemented or replaced from time to time;

(g)	a reference to $ or dollars is to Australian currency;

(h)	a reference to time is to Melbourne, Australia local time;

(i)	"including", "includes" and any similar expression are not words of limitation;

(j)	a reference to a party is to a party to this Deed, and a reference to a party to a document includes the party's executors, administrators, successors and permitted assigns and substitutes;

(k)	a reference to a person includes a natural person, partnership, body corporate, association, governmental or local authority or agency or other entity;

(l)	a reference to a statute, ordinance, code or other law includes regulations and other instruments under it and consolidations, amendments, re-enactments or replacements of any of them;

(m)	a rule of construction does not apply to the disadvantage of a party because the party was responsible for the preparation of this Deed or any part of it; and

(n)	if a day on or by which an obligation must be performed or an event must occur is not a Business Day, the obligation must be performed or the event must occur on or by the next Business Day.

1.3	Knowledge and Awareness

A reference in this Deed to the knowledge, awareness or belief of the Sellers is limited to:

(a)	the actual knowledge, awareness and belief of Robyn Walsh, Adam Goldberger, Suzan Drew or an Additional Restrained Party; and

(b)
all facts of which Robyn Walsh, Adam Goldberger, Suzan Drew or an Additional Restrained Party would have been aware at the relevant time had that person made due and careful enquiries of all employees of the Group who might reasonably be expected to have knowledge or awareness of relevant facts.

1.4	Reasonable endeavours

Any provision in this Deed which requires a party to use 'reasonable endeavours' means that the party must take all reasonable steps necessary to perform or provide the thing or procure that the thing is done or happens, but does not include:

(a)	any obligation to commence any legal action or proceeding against any person to perform or provide the thing or to procure that thing is done or happens; or

(b)
to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person except for payment of any applicable fee for lodgment or filing of any relevant application with any Governmental Agency.

1.5	Cleared funds

All payments made under this Deed must be made in Cleared Funds.

2.	SALE OF SHARES

2.1	Sale and purchase

Subject to the terms of this Deed, each of the Sellers agrees to sell, free from all Security Interests, the Shares and the Buyer agrees to purchase the Shares from each of the Sellers.

2.2	No partial sale

The obligation of the Buyer to buy any Shares under this clause 2 is conditional and interdependent on the completion by the Buyer of the purchase of all the Shares (whether held by the Sellers or Additional Sellers) and neither the Sellers nor the Buyer are required to complete the sale and purchase of any of the Shares unless the sale and purchase of all the Shares is completed simultaneously.

2.3	Waiver of pre-emption rights

Each Seller hereby waives any pre-emptive rights it may have in relation to the Shares.

3.	PURCHASE PRICE

The purchase price for all the Shares is $91,992,869.84 as adjusted in accordance with clause 5 (Purchase Price).

4.	COMPLETION

4.1	Completion date and place

Completion will take place on the Completion Date at a place to be agreed by the parties in writing in Sydney, New South Wales, Australia.

4.2	Sellers’ obligations

On Completion:

(a)	the Sellers must:

(i)	deliver to the Buyer transfers of the Shares duly executed by each of the Sellers in respect of the Shares held by them in favour of the Buyer together with the share certificates for such Shares;

(ii)
confirm in writing that all the statutory and other books and Records of each Group Company and its certificate of incorporation and common seals (if any) are at the Premises or in offsite storage (as applicable); and

(iii)	deliver to the Buyer evidence of the release of the CBA Securities;

(b)	the Sellers must deliver to the Buyer a counterpart of each of the Key Employee Employment Agreements duly executed by each of the Key Employees;

(c)	the Sellers must deliver to the Buyer a written resignation from Stuart Baxter as a director of each of the Group Companies effective as at Completion;

(d)	the Sellers must procure that circular resolutions of each Group Company effective under their constitutions and at Law are passed to:

(i)	in respect of the Company only, approve the transfers of the Shares and to register (subject only to due stamping), in the register of members, the Buyer as the holder of the Shares;

(ii)
appoint the persons nominated by the Buyer and notified in writing to the Company prior to Completion as directors and secretary of each Group Company, with such appointments to take effect on Completion; and

(iii)	accept the resignation of Stuart Baxter as a director referred to in clause 4.2(c) with effect from the date on which the resolutions are passed;

(e)	the Sellers must deliver a CD or zip file to the Buyer which contains the Due Diligence Materials and the Due Diligence Responses;

(f)	the Sellers must deliver to the Buyer a screenshot or similar document showing that the Retained Cash Amount is held in a bank account operated by a Group Company;

(g)	the Sellers must deliver to the Buyer a screenshot or similar document showing that the Bank Guarantee Amount is held in a bank account operated by a Group Company;

(h)	the Sellers must deliver to the Buyer a signed Indemnity and Access Amendment Deed duly executed by each of the parties to the Indemnity and Access Amendment Deed;

(i)	the Seller must deliver to the Buyer a letter confirming that there have been no material changes to the information disclosed in Schedules 7, 10, 13 and 14 since the Schedule Date.

4.3	Buyer's obligations

On Completion the Buyer must:

(a)	in accordance with a direction by the Sellers, pay $91,992,869.84 in the amounts and to the persons specified in Schedule 2.

(b)	deliver to the Sellers written consents of each person nominated by the Buyer to act as a director or company secretary of each Group Company;

(c)	deliver to the Sellers evidence to the Sellers’ reasonable satisfaction that:

(i)	a W&I Policy has been entered into by the Buyer and the Warranty Insurer in accordance with clause 10; and

(ii)	the W&I Policy has either taken effect or will unconditionally take effect on Completion.

4.4	Simultaneous Completion and interdependency

(a)	The sale and purchase of the Shares held by each Seller and Additional Seller must occur simultaneously.

(b)	The parties’ obligations at Completion are interdependent so that a thing done at Completion by a party is conditional on and is not taken as done until all things required at Completion are done.

4.5	Net Working Capital Target Amount

(a)
Subject to clause 4.5(b), the Sellers will use their reasonable endeavours to ensure that the Completion Working Capital Amount will be close to the Net Working Capital Target Amount at the Completion Date.

(b)	Nothing in clause 4.5(a) requires the Sellers to take any action that would not otherwise be in the ordinary course of the Business.

4.6	Leasehold Property arrangements

From Completion, the Sellers will use their reasonable endeavours to assist the Buyer to obtain the consent of the relevant lessor of the following Leasehold Properties to the Buyer's acquisition of the Shares from the Sellers and the consequent change of control of the relevant lessee, to the extent such consents have not been obtained prior to Completion:

(a)	Level 6, 486 Albert Street, East Melbourne, Victoria;

(b)	Suite 201, Level 2, 44 Market Street, Sydney, New South Wales;

(c)	Suite 3, Level 2, Equinox 1, 70 Kent Street Deakin, Australian Capital Territory;

(d)	Level 13, 116 Adelaide Street, Brisbane, Queensland;

(e)	386 Scarborough Beach Road, Osborne Park, Western Australia; and

(f)	Adelaide Day Surgery, Level 2 (part 1), 18 North Terrance, Adelaide, SA, 5000.

5.	ADJUSTMENT OF PURCHASE PRICE

5.1	Preparation of Draft Completion Working Capital Statement

The Buyer must arrange for the Draft Completion Working Capital Statement to be prepared as soon as practicable after Completion and delivered to the Sellers in accordance with clause 5.4.

5.2	Sellers to cooperate

From Completion until the Draft Completion Working Capital Statement is prepared, the Sellers must cooperate and assist as reasonably required by the Buyer to enable the Buyer and its Representatives to prepare the Draft Completion Working Capital Statement, and procure that any accountants that the Sellers used in connection with the Business before Completion do the same.

5.3	Content

The Draft Completion Working Capital Statement must:

(a)	be prepared in accordance with the Accounting Principles;

(b)	state the Completion Working Capital Amount;

(c)
other than in respect of the component figures referred to in clause 5.3(d) which must be inserted, be in identical form and substance to Schedule 11 (and to avoid doubt, must not include any additional asset or liability items that are not listed in Schedule 11; and

(d)	have inserted in it the component figures for each of the asset and liability items set out in Schedule 11.

5.4	Delivery of Draft Completion Working Capital Statement

The Buyer must deliver the Draft Working Capital Statement to the Sellers no later than 120 calendar days after the Completion Date.

5.5	Sellers’ response

(a)	No later than 30 calendar days after receipt of the Draft Completion Working Capital Statement (the Review Period), the Sellers must complete their review of the Draft Working Capital Statement.

(b)
If the Sellers determine that the Draft Working Capital Statement has not been prepared in accordance with clause 5.2, then the Sellers must inform the Buyer by giving an Adjustment Dispute Notice in accordance with clause 5.6.

5.6	Dispute Procedure

If the Sellers wish to dispute any item or calculation of any item in the Draft Completion Working Capital Statement they must, before the end of the Review Period, give a written notice (Adjustment Dispute Notice) to the Buyer which states that they wish to dispute the Draft Completion Working Capital Statement, and sets out the grounds on which they dispute the Draft Completion Working Capital Statement, and includes a revised Draft Working Capital Statement that incorporates the disputed items.

5.7	Acceptance and Deemed Acceptance

(a)
If the Sellers do not give the Buyer an Adjustment Dispute Notice in accordance with clause 5.6 before the end of the Review Period, then the Draft Completion Working Capital Statement in the form in which it was delivered by the Buyer to the Sellers under clause 5.4 shall be deemed to be the “Completion Working Capital Statement” for the purposes of this Deed, and will be final and binding on the parties.

(b)	Any items not disputed in the Adjustment Dispute Notice will be deemed to have been accepted by the Sellers.

5.8	Dispute Resolution Procedure

(a)
If the Sellers give the Buyer an Adjustment Dispute Notice, then the Buyer shall have 14 calendar days to review and respond to the Adjustment Dispute Notice by delivering written notice to the Sellers specifying the scope of its disagreement with the information contained in it (Dispute Notice Response).  If no Dispute Notice Response is given by the Buyer, then the Buyer shall be deemed to have accepted the Adjustment Dispute Notice and the Draft Completion Working Capital Statement as amended by the Adjustment Dispute Notice shall be deemed to be the “Completion Working Capital Statement” for the purposes of this Deed, and will be final and binding on the parties.

(b)
If the Buyer delivers a Dispute Notice Response, then the Sellers and the Buyer must, within 14 calendar days of the date of the Dispute Notice Response, meet and use their reasonable endeavours to resolve any dispute or disagreement relating to the Draft Working Capital Statement and the calculation of the Final Completion Working Capital Amount (Working Capital Dispute).  The meeting may be by teleconference or in person.

(c)
The Sellers and the Buyer may each have their financial, accounting or legal advisers  attend the meeting referred to in clause 5.8(b), but must put the other party on notice a reasonable period before the meeting if the attendance of advisers is expected.

5.9	Referral to Independent Expert

(a)
If the Buyer and the Sellers have not been able to resolve the Working Capital Dispute within 35 calendar days after the delivery of an Adjustment Dispute Notice, then the parties shall have the Working Capital Dispute resolved by a Partner of an Australian office of PricewaterhouseCoopers, who has experience to consider disputes of this nature, mutually agreed by the Sellers and the Buyer, or as otherwise appointed pursuant to clause 5.9(b) (the Independent Expert).  The Independent Expert shall determine whether and to what extent the Completion Working Capital Amount in the Draft Completion Working Capital Statement requires adjustment, and the Final Completion Working Capital Amount.

(b)
If the Buyer and the Sellers are unable to agree upon the selection of a Partner of an Australian office of PricewaterhouseCoopers, or such partner is not prepared to be appointed Independent Expert within 35 calendar days after the delivery of an Adjustment Dispute Notice, then either the Buyer or the Sellers may request the President of the Institute of Chartered Accountants of Australia (Institute) provide both parties with a list of five names of accountants who are prepared to act as the Independent Expert.

(c)	The party who makes a request to the Institute pursuant to clause 5.9(b) must:

(i)	do so in writing (copied to the other party);

(ii)	enclose with their request a copy of this Deed highlighting this clause; and

(iii)	pay the then prevailing fee charged by the Institute to provide a list of names to act as Independent Expert (Institute Fee).

(d)
If a party makes a request pursuant to clause 5.9(b), then the Buyer and the Sellers must promptly enter into any deed of release or indemnity that the Institute requires in the normal course be entered into in respect of any Claims before it provides the list of names for Independent Expert.

(e)
After the Institute provides the list referred to in paragraph (b), selection of the Independent Expert shall be made by the parties alternately striking any name from the list (beginning with a right by the Buyer to strike the first name) until only one remains.

(f)
After the Independent Expert is selected, the Buyer and the Sellers must jointly enter into a written engagement letter with the Independent Expert under which each party agrees to pay half of the Independent Expert’s fees and expenses.

(g)	After the written engagement letter referred to in paragraph (f) is entered into, the Buyer and the Sellers must jointly prepare a written submission to the Independent Expert which:

(i)	summarises the nature of the disputed matters;

(ii)	instructs the Independent Expert to reach the determination set out in clause 5.9(a);

(iii)	encloses the Draft Completion Working Capital Statement (together with any relevant working papers);

(iv)	encloses the Adjustment Dispute Notice;

(v)	encloses the Dispute Notice Response; and

(vi)	encloses a copy of this Deed with appropriate clauses highlighted (which shall include this clause 5 together with any related definitions in clause 1.1 and relevant Schedules).

5.10	Independent Expert procedure

(a)	The Independent Expert must:

(i)	act as an expert and not as an arbitrator;

(ii)	make the determination within the shortest possible time after the date of appointment;

(iii)	in reaching his or her determination, apply and take into account the Accounting Principles and any relevant provisions or defined terms in this Deed;

(iv)	in reaching his or her determination, not take into account any other dispute that may be ongoing between the parties and which does not relate to the Working Capital;

(v)	make the determination referred to in clause 5.9(a) and issue a written determination containing reasons; and

(vi)
amend the Draft Completion Working Capital Statement in accordance with his or her determination, which will then be taken to be the “Completion Working Capital Statement” for the purposes of this Deed, and will be final and binding on the parties in the absence of manifest error.

(b)
Any correspondence between the Independent Expert and either the Buyer or the Sellers (or between the Buyer or Sellers and the Independent Expert) must be in writing and be copied to the other party at the same time as it is sent to the principal recipient.

(c)	All information disclosed during the Independent Expert determination is taken to be Confidential Information, including the fact that there is or was a Working Capital Dispute.

(d)
The Buyer and the Sellers must promptly provide the Independent Expert with any information, documents, working papers, assistance and cooperation that the Independent Expert requests to assist in making his or her determination.

5.11Working Capital Adjustment in favour of Sellers

If the Final Completion Working Capital Amount is more or equal to the Net Working Capital Target Amount, within two Business Days after the final determination of the Completion Working Capital Statement the Buyer must pay the Sellers (in accordance with a direction by the Sellers) the aggregate of:

(a)the Working Capital Surplus Amount; and

(b)the Retained Cash Amount,

following which the Buyer will be deemed to have paid the Sellers the full Working Capital Surplus Amount.

5.12	Working Capital Adjustment in favour of Buyer (less than Retained Cash Amount)

If the Final Completion Working Capital Amount is less than the Net Working Capital Target Amount and the Working Capital Shortfall Amount is also less than the Retained Cash Amount, within two Business Days after the final determination of the Completion Working Capital Statement the Buyer must pay the Sellers (in accordance with a direction by the Sellers) the difference between the Working Capital Shortfall Amount and the Retained Cash Amount, following which the Sellers will be deemed to have paid the Buyer the full Working Capital Shortfall Amount.

5.13	Working Capital Adjustment in favour of Buyer (greater than Retained Cash Amount)

If the Final Completion Working Capital Amount is less than the Net Working Capital Target Amount  and the Working Capital Shortfall Amount is greater than the Retained Cash Amount, within two Business Days after the final determination of the Completion Working Capital Statement the Sellers must pay to the Buyer (in accordance with a direction by the Buyer) the difference between the Retained Cash Amount and the Working Capital Shortfall Amount, following which the Sellers will be deemed to have paid the Buyer the full Working Capital Shortfall Amount.

6.	WARRANTIES AND INDEMNITIES

6.1	Buyer’s warranties

(a)	The Buyer:

(i)	represents and warrants to the Sellers that each of the Buyer’s Warranties is correct and not misleading on the Completion Date; and

(ii)	indemnifies the Seller against any Liability to the extent that the Liability is for a breach of any Buyer Warranty.

(b)
The Buyer acknowledges that the Buyer has given the Buyer Warranties to the Sellers with the intention of inducing the Sellers to enter into this Deed with the Buyer, and that the Sellers have entered into this Deed on the basis of, and in reliance on, the Buyer Warranties.

6.2	Sellers’ Warranties and indemnities

Riverside jointly and severally:

(a)
represent and warrant to the Buyer that each of the Warranties is correct and not misleading on the Completion Date (except that a Warranty stated to be made at some other date, is made only at that date); and

(b)	indemnify the Buyer (subject at all time to any applicable provisions in clause 7) against any Liability to the extent that the Liability is for a breach of the Warranties.

6.3	Reliance by Buyer

The Sellers acknowledge that they have given the Warranties and Riverside has given the Riverside Warranty to the Buyer with the intention of inducing the Buyer to enter in this Deed with the Sellers, and that the Buyer has entered into this Deed on the basis of, and in reliance on, the Warranties and the Riverside Warranty.

6.4	Tax Indemnity

Subject to clause 6.5, from Completion, and continuing for a period of 7 years after the Completion Date, Riverside  jointly and severally indemnifies the Buyer against all Liabilities for Tax which the Buyer (or a Group Company) suffers, incurs or is liable for as a result of any Tax matter in respect of a period up to and including the Completion Date.

6.5	Independent Contractor Exclusion

Without limiting any other right of the Buyer under this Deed, the Tax Indemnity does not apply to any Liabilities for Tax which are connected to a Claim or Liability:

(a)	which arises as a result of a Healthcare Consultant being classified as an employee rather than an independent contractor; or

(b)	under the Independent Contractor Warranty.

6.6	Limitation of Riverside’s Liability

 To avoid doubt Riverside is only jointly and severally liable for a Liability under clauses 6.2(a), 6.2(b), 6.4, 6.7, 6.8 and 15.7 and is not jointly and severally liable for any other Claim under this Deed, including without limitation a Claim by the Buyer against Robyn Walsh for a breach by her of clause 14.

6.7	IME Indemnity

Riverside jointly and severally indemnifies the Buyer against any Liability which the Buyer or a Group Company suffers, incurs or is liable for after Completion as a result of or in connection with any Claim against a Group Company:

(a)	by any patients of a Group Company's clients who have been the subject of an IME conducted by a Healthcare Consultant in the period up to and including the Completion Date;

(b)	connected with:

(i)	fees charged by a Healthcare Consultant to a Group Company;

(ii)	fees paid by a Group Company to a Healthcare Consultant; or

(iii)	the component of any fees referred to in clause 6.7(b)(i) and 6.7(b)(ii) that then form part of an amount charged by a Group Company,

where these fees relate to a Permanent Impairment IME.

6.8	Tax gross up

(a)
If a Seller is liable to pay an amount to the Buyer (or its Related Entity) in respect of a breach of Warranty or under an Indemnity and that payment results in an increase in the Tax payable by the Buyer (or its Related Entity), then the payment must be grossed-up by the amount necessary to ensure that the net amount retained by the Buyer (or its Related Entity) after deduction of or payment of that additional Tax equals the amount the Buyer (or its Related Entity) would have retained had that additional Tax not been payable, after taking into account any benefits or relief relating to that additional Tax (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available) obtained or to be obtained by the Buyer (or its Related Entity) in relation to that Claim.

(b)
If a Buyer is liable to pay an amount to a Seller (or its Related Entity) in respect of a breach of Buyer’s Warranties or under the Buyer Corresponding Indemnity and that payment results in an increase in the Tax payable by the Seller (or its Related Entity), then the payment must be grossed-up by the amount necessary to ensure that the net amount retained by the Seller (or its Related Entity) after deduction of or payment of that additional Tax equals the amount the Seller (or its Related Entity) would have retained had that additional Tax not been payable, after taking into account any benefits or relief relating to that additional Tax (including any amount of any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available) obtained or to be obtained by the Seller (or its Related Entity) in relation to that Claim.

7.	LIMITATION ON LIABILITIES

7.1	General limitations

The Sellers will not be liable for any Claim or Liability for any breach of the Warranties or any Claim or Liability under an Indemnity:

(a)
(fair disclosure) other than in respect of a Claim or Liability under the Tax Indemnity to the extent that the fact, matter or circumstance which gives rise to the Liability has been fairly disclosed in the Disclosures;

(b)
(search results) other than in respect of a Claim or Liability under the Tax Indemnity, to the extent that the fact, matter or circumstance giving rise to the Liability was disclosed on any public registers maintained by the Australian Securities and Investments Commission  as at 7 May 2012, the personal property securities register maintained by the Insolvency and Trustee Service Australia as at 10 May 2012, the register maintained by IP Australia as at 11 May 2012, the Victorian Land Titles Office (and the equivalent office in each Australian State and Territory) as at the relevant Title Search Dates, the High Court of Australia, Federal Court of Australia, Federal Magistrates Court and each of the State and Territory Supreme Courts as at 11 May 2012.

(c)	(general) to the extent that the Liability:

(i)	arises as a result of the enactment or amendment of any Law after Completion (whether or not with any retrospective effect);

(ii)	is for a breach of the Tax Warranties or a Claim under the Tax Indemnity and arises as a result of a change in the interpretation of any Law by the Australian Taxation Office after Completion;

(iii)
arises as a result of the Buyer or any of its Related Entities applying different accounting methods or concepts in respect of one or more of the Group Companies after Completion, or as a result of a change in the Accounting Standards or Accounting Principles after Completion;

(iv)	is attributable to anything done or not done after Completion by the Buyer, its Related Entities or Representatives; or

(v)	is in respect of any Forward Looking Information;

(d)	(Audited Accounts) to the extent that the Claim or Liability is or has been specifically provided, reserved or allowed for in the Audited Accounts or the Completion Working Capital Statement;

(e)	(consequential loss) to the extent that the Claim or Liability is for special, indirect or consequential loss or damage including loss of profit;

(f)
(recovered) to the extent that the Claim or Liability is made good or compensated for by way of payment received by the Buyer, other than under any insurance policy held by the Buyer including the W&I Policy (in which case, to avoid doubt, clause 10 will apply to the relevant Claim or Liability);

(g)	(tax recovered) to the extent that the Claim or Liability is recovered by the Buyer as a reduction in Tax payable or cash refund;

(h)
(compliance with claim procedure) to the extent that the Claim or Liability is for a breach of a Title or Capacity Warranty or is under the Corresponding Indemnity for a breach of a Title or Capacity Warranty, and to the extent to which:

(i)	the Buyer’s non-compliance with the Claim procedure set out in clause 11 has increased the Claim or Liability; or

(ii)	the Buyer’s compliance with the Claim procedure set out in clause 11 would have decreased the Claim or Liability,

(i)	(change of ownership) to the extent that the Claim or Liability has arisen as a result of

(i)	a restructure of the Business, the Company or the Group after Completion; or

(ii)	a cessation or alteration of the Business after Completion;

(j)
(time limits for Warranties and Corresponding Indemnity) other than in respect of a Claim or Liability under the Tax Warranty (or Corresponding Indemnity), Tax Indemnity or Title and Capacity Warranty (or Corresponding Indemnity), if the Claim is for breach of a Warranty or is a Claim or Liability under a Corresponding Indemnity unless the Buyer has given written notice to the Sellers notifying them of the Claim which gives rise to the Liability by no later than 15 months after the Completion Date; or

(k)	(time limits for Tax Indemnity and Title and Capacity Warranties) if the Claim is under the:

(i)
Tax Warranty (or Corresponding Indemnity) or Tax Indemnity unless the Buyer has given written notice to the Sellers notifying them of the Claim which gives rise to the Liability by no later than 7 years after the Completion Date, or

(ii)
Title and Capacity Warranty (or Corresponding Indemnity), unless the Buyer has given written notice to the Sellers notifying them of the Claim which gives rise to the Liability by no later than 7 years after the Completion Date.

7.2	Additional Tax Liability Limitations

(a)
In addition to the general limitations set out in clause 7.1, the Sellers will not be liable for any Liability for Tax for a breach of the Tax Warranties or a Claim under the Tax Indemnity to the extent that the Claim or Liability:

(i)
arises from a Group Company taking a position in relation to the application of a Tax Law which is inconsistent with the position taken by that Group Company before Completion, unless the Buyer is required to adopt an inconsistent position to comply with a Tax Law; or

(ii)
arises from a Group Company’s failure to take any action after Completion required by any applicable Tax Law in relation to any Tax (including any failure to take any such action within the time allowed).

(b)
If, after Completion, any Group Company receives a cash refund in respect of Tax paid by such Group Company in the period prior to Completion which was not specifically provided, reserved or allowed for in the Audited Accounts or Completion Working Capital Statement, then the Buyer must promptly notify the Sellers of this fact and must pay the Sellers the amount of such refund to an account nominated by the Sellers within 20 Business Days of receipt of such refund.

7.3	Contingent Claims

(a)
Subject to clause 7.3(c), the Sellers will not be liable for any Liability for any breach of the Warranties or any Claim or Liability under an Indemnity to the extent that the Claim or Liability is contingent, prospective, not ascertained or not ascertainable unless legal proceedings in respect of the Claim or Liability have been issued and served on the Sellers:

(i)	other than in respect of a Claim or Liability under the Tax Warranty, Tax Indemnity or Title and Capacity Warranty, by no later than 3 months after the relevant date referred to in clause 7.1(j);

(ii)	in respect of a Claim or Liability under the Tax Warranty or Tax Indemnity by no later than 3 months after the relevant date referred to in clause 7.1(k)(i);or

(iii)	in respect of a Claim or Liability under the Title and Capacity Warranty, by no later than 3 months after the relevant date referred to in clause 7.1(k)(ii).

(b)	For the purposes of clause 7.3(a), legal proceedings will not be deemed to have been commenced unless they have been properly issued and validly served upon the Sellers.

(c)
Without limiting or otherwise having any effect on clause 10, clause 7.3(a) will not apply to any Claim or Liability for which the Buyer has made or will make or is obliged to make a claim under the W&I Policy.

7.4	Use of deductions

The Buyer must ensure that each Taxpayer uses any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind to the fullest effect in respect of Tax that is reasonably available to reduce, limit, defer or otherwise mitigate a liability relating to Tax that would or may otherwise give rise to a breach of a Tax Warranty.

7.5	Minimum claim amount

The Sellers will not be liable to the Buyer for any single or multiple Claims or Liabilities for breach of the Warranties, or for any single or multiple Claims or Liabilities under the Corresponding Indemnity in respect of such a breach, unless the value of the aggregate of all Claims exceeds $450,000.

7.6	Maximum claim amount

(a)	Subject to clause 10, the maximum aggregate amount which the Buyer may recover from the Sellers in respect of all Claims or Liabilities for:

(i)	a breach of the Warranties; or

(ii)	under the Corresponding Indemnity,

whether for a single Claim or an aggregate of Claims is $18,600,000.

(b)
Subject to clause 10, the maximum aggregate amount which the Buyer may recover from the Sellers in respect of all Claims or Liabilities under the Tax Indemnity, whether for a single Claim or an aggregate of Claims is $93,000,000.

7.7	Mitigation

The Buyer must use all reasonable endeavours to mitigate any Liability that may give rise to a Claim against the Sellers, including without limitation by seeking recovery or compensation by other means from any third party, including under any insurance policy.

7.8	Related Benefits

In assessing any Liabilities recoverable by the Buyer as a result of any Claim or Liability in relation to this Deed, any benefit or savings (including any set-off, deduction, loss, rebate or refund) accruing to the Buyer, or the Group arising directly or indirectly from the matter giving rise to the Claim or Liability (Related Benefit Recovery Amount) must be taken into account and the Claim or Liability must be reduced by an amount equal to the Related Benefit Recovery Amount less any Tax payable by the Buyer as a result of receiving the Related Benefit Recovery Amount.

7.9	No Double Recovery

The Buyer is not entitled to make a Claim for breach of a Warranty or under the Corresponding Indemnity or Tax Indemnity more than once in respect of the same Liability.

7.10	Limitation of Remedy

The Buyer must not, and must procure that each of its Related Entities (including after Completion, the Group Companies) do not make a Claim arising from, under or in connection with this Deed against any current or former director or officer of a Group Company (including, a Claim against a Seller, to the extent the Claim is against that Seller acting in the capacity as a current or former director or officer of a Group Company) except to the extent that the Claim arise out of the fraud or wilful concealment of such persons.

7.11	Refund of Purchase Price

(a)
Any monetary compensation received by the Buyer as a result of any breach by the Sellers of any of the Warranties or as a result of any Claim by the Buyer under an Indemnity will be in reduction and refund of the Purchase Price.

(b)
Any monetary compensation received by a Seller as a result of any breach by the Buyer of any of the Buyer Warranties or as a result of any Claim by the Seller under the Buyer Corresponding Indemnity will be an increase in the Purchase Price.

7.12	Independent limitations

Each qualification and limitation in this clause 7 is to be construed independently of the others and is not limited by any other qualification or limitation.

7.13	Excluded Warranties

To the fullest extent permitted by Law, all warranties, representations and undertakings (whether express or implied and whether oral or in writing) made or given by any party or their Representatives other than as expressly contained in this Deed are expressly excluded from this Deed.

7.14	Circumstances where limitations do not apply

None of the limitations in this clause 7 apply to any Claim or Liability to the extent that it arises out of, or is increased as a result of any fraud or wilful concealment by any Seller or any of their Representatives.

7.15	Excluded Conduct

The Buyer acknowledges that:

(a)
in deciding to enter into this Deed and proceed to Completion, it has not relied on any express or implied (whether written or oral) statement, representation, warranty, term, condition, forecast or promise made, or other conduct engaged in, by the Sellers in connection with the sale of the Company (Excluded Conduct), which is not expressly set out in this Deed;

(b)
unless a statute provides otherwise, neither the Sellers nor their Representatives have any Liability to the Buyer, their Related Entities or their Representatives for any Claim arising from, or connected with, any Excluded Conduct;

(c)
to the maximum extent permitted by Law, the Buyer and its Related Entities irrevocably waive and release the Sellers and their Representatives from any Liability for, or in connection with, any Excluded Conduct; and

(d)
in deciding to proceed to Completion, it has done so after having conducted a full inspection and investigation of the Group and the Business to its satisfaction, including, without limitation, a full review and assessment of the Disclosures.

7.16	General exclusion of Sellers’ liability

To avoid doubt and notwithstanding clauses 7.1 to 7.15, pursuant to clause 10, the Buyer may not bring a Claim of any kind whatsoever against the Sellers for a breach of or in connection with an Excluded Warranty or Indemnity or in respect of any related gross up payment under clause 6.7, except in the case of any fraud or wilful concealment by the Sellers or the Sellers' officers.

8.	DIRECTORS’ AND OFFICERS’ INSURANCE

(a)
Subject to clause 8(b), after Completion the Buyer must procure that each Group Company complies with the deeds of indemnity, access and insurance entered into by them in favour of the directors and officers of each Group Company before Completion as amended by the Indemnity and Access Amendment Deed, other than in respect of any obligation under the relevant deeds to maintain directors’ and officers’ run off insurance cover.

(b)
Riverside must ensure that for three years after the Completion Date, it maintains directors' and officers' run off insurance cover in respect of all directors and officers who held office of each Group Company during the period in which Riverside controlled the Group or a Group Company (as applicable).

9.	PROPORTIONATE LIABILITY

9.1	Exclusion of proportionate liability provisions

The parties agree:

(a)	that to the extent permitted by Law:

(i)	part IVAA of the Wrongs Act 1958 (Victoria) (and any equivalent statutory provision in any other state or territory)

(ii)	part VIA of the Competition and Consumer Act 2010 (Cth); and

(iii)	part 7.10, Division 2A of the Corporations Act,

(together the Proportionate Liability Provisions) are excluded in relation to all and any rights, obligations or liabilities of any party under this Deed or in relation to any Claim whether those rights, obligations or liabilities are sought to be enforced in contract, tort or otherwise; and

(b)
without limiting clause 9.1(a), the rights, obligations and liabilities of the parties under this Deed or in relation to any Claim with respect to proportionate liability are as specified in this Deed and not otherwise, whether those rights, obligations or liabilities are sought to be enforced by a claim in contract, in tort or otherwise.

9.2	Sellers not to apply Proportionate Liability Provisions

(a)	The Sellers must not seek to apply any of the Proportionate Liability Provisions in relation to any Claim by the Buyer against the Sellers (whether in contract, tort or otherwise).

(b)
If any of the provisions of the Proportionate Liability Provisions are applied to any Claim by the Buyer against the Sellers (whether in contract, tort or otherwise), the Sellers must pay to the Buyer on demand an amount equal to any loss, damage, cost or expense that forms part of that claim by the Buyer against the Sellers which the Buyer is not able to recover from the Sellers because of the operation of any of the Proportionate Liability Provisions.

10.	W & I POLICY

10.1	Buyer acknowledgements

(a)	The Buyer acknowledges that it has entered into this Deed on the following basis consistent with the parties’ intentions:

(i)
in accordance with clause 10.3, no Claim of any kind whatsoever may be brought against any or all of the Sellers for a breach of or in connection with an Excluded Warranty or Indemnity or in respect of a related gross up payment under clause 6.8 (except in the case of any fraud or wilful concealment by the Sellers or the Sellers' officers and then only to the extent that the Sellers’ or the Sellers’ officers fraud or wilful concealment directly caused the Liability);

(ii)
in lieu of being able to bring a Claim against any or all of the Sellers for a breach of or in connection with an Excluded Warranty or Indemnity or a related gross up payment under clause 6.8, the Buyer has obtained the benefit of and entered into the W&I Policy;

(iii)
the Buyer’s sole and exclusive recourse for any Claim against any or all of the Sellers for a breach of or in connection with an Excluded Warranty or Indemnity or in respect of any related gross up payment under clause 6.8 is to make a Claim under the W&I Policy; and

(iv)
notwithstanding the existence of the W&I Policy and the acknowledgements in paragraphs 10.1(a)(i) to 10.1(a)(iii), the W&I Policy can only respond to this Deed and for this reason the Sellers have still been required to provide the Excluded Warranties or Indemnities to the Buyer set out in paragraphs 3 to 24 of Schedule 3 of this Deed and clause 6.8.

(b)
The Buyer acknowledges that it has fully satisfied itself about any risks associated with having sole and exclusive recourse for a breach of the Excluded Warranties or Indemnities and any related gross up payment under clause 6.8 against the Warranty Insurer rather than against any or all of the Sellers, and has read, understood and received professional advice on the terms of the W&I Policy, including without limitation any exclusions that may apply.

10.2	Buyer’s warranties

The Buyer represents and warrants to the Sellers that:

(a)	it has obtained the W&I Policy from an insurer (Warranty Insurer) as attached in Schedule 21;

(b)	under the W&I Policy the Warranty Insurer:

(i)
acknowledges that it has issued the W&I Policy notwithstanding clauses 10.1 and 10.3 and on the basis that clauses 10.1 and 10.3 do not in any way prevent, limit or affect the Buyer’s or its Related Entities' ability to claim under the W&I Policy and to recover against the Warranty Insurer under the W&I Policy for any Liability that the Buyer or its Related Entities suffers for or in connection with a breach of an Excluded Warranty or Indemnity or in respect of a related gross up payment under clause 6.8;

(ii)
shall not take into account clauses 10.1 or 10.3 in calculating amounts due and payable under the W&I Policy and for the purpose of any claim or recovery by the Buyer or any Related Entity under the W&I Policy, any amount which (but for clauses 10.1 and 10.3) would have been due and payable to the Buyer or a Related Entity in relation to an Excluded Warranty or Indemnity or a related gross up payment under clause 6.8, shall be deemed to be due and payable;

(iii)
does not have any right of subrogation or assignment, or claim in contribution against any or all of the Sellers and is not required or entitled to be subrogated to or assigned any rights against any or all of the Sellers that the Buyer has or may have in relation to a Claim or Liability or otherwise under this Deed, except in the case of any fraud or wilful concealment by the Sellers or the Sellers' officers and then only to the extent that the Sellers’ or the Sellers’ officers fraud or wilful concealment directly caused the Liability; and

(c)	it has provided a copy of this Deed to the Warranty Insurer before the W&I Policy was entered into, and has specifically drawn the attention of the Warranty Insurer to this clause 10.

10.3	Limitation of Liability

(a)	The Buyer and its Related Entities:

(i)
may not bring a Claim of any kind whatsoever and irrevocably waive any right to bring a Claim against any or all of the Sellers or any of their Related Entities for a breach of or in connection with an Excluded Warranty or Indemnity or in respect of a related gross up payment under clause 6.8  (including without limitation where the Buyer is unable to recover or fully recover any Liability it has suffered under the W&I Policy), except in the case of any fraud or wilful concealment insurer by the Sellers or the Sellers' officers and then only to the extent that the Sellers’ or the Sellers’ officers fraud or wilful concealment directly caused the Liability;

(ii)
irrevocably release and forever discharge the Sellers and their Related Entities and Representatives for any Liability that the Buyer suffers or may suffer now or at any time in the future as a result of a breach of or any matter connected to an Excluded Warranty or Indemnity or related gross up payment under clause 6.8; and

(iii)
will only bring a Claim for any Liability it has suffered as a result of a breach of or in connection with an Excluded Warranty or Indemnity and any related gross up payment under clause 6.8 against the Warranty Insurer in accordance with and pursuant to the terms of the W&I Policy.

(b)	Clause 10.3(a) has full force and effect irrespective of:

(i)	whether the warranties and representations in clause 10.2 are true;

(ii)	the terms, enforceability or validity of the W&I Policy obtained by the Buyer;

(iii)	the solvency or other ability of the Warranty Insurer to satisfy any Claim or quantum of any Claim made by the Buyer under the W&I Policy;

(iv)
whether any Claim or quantum of Claim that the Buyer brings against the Warranty Insurer under the W&I Policy is admitted by the Warranty Insurer or succeeds or the W&I Policy responds to the Claim; or

(v)
whether the Buyer agrees to settle any Claim that it brings against the Warranty Insurer under the W&I Policy for an amount which is less than the Liability it suffered or Claimed to suffer as a result of a breach of or in connection with an Excluded Warranty or Indemnity or in respect of any related gross up payment under clause 6.8.

10.4	Bar to proceedings

This Deed may be pleaded as a full and complete defence by the Sellers to any Claim commenced, continued or taken by the Buyer or its Related Entities, or on their behalf, in relation to an Excluded Warranty or Indemnity or related gross up payment under clause 6.8.

11.	CLAIMS PROCEDURE

11.1	Written notice of Claims

If the Buyer becomes aware of any fact, matter or circumstance which means it will or may seek to make a Claim against the Sellers for breach of the Title or Capacity Warranties or a Claim under the Corresponding Indemnity for a breach of the Title or Capacity Warranties, the Buyer must:

(a)	within 14 Business Days after the date when the matter first comes to the Buyer’s attention, give a written notice to the Sellers of all relevant details of the Claim (a Claim Notice), including:

(i)	the Seller it claims has breached the Title or Capacity Warranty;

(ii)	full details of any facts, matters or circumstances in relation to the Claim;

(iii)	the Title and Capacity Warranty or Corresponding Indemnity that is the subject of the Claim; and

(iv)	the monetary amount of the Liability incurred (or estimated to be incurred) in respect of the Claim; and

(b)
provide the Sellers with all information and documents reasonably requested to allow the Sellers to determine whether or not to give a Claim Dispute Notice, and to determine the contents of the Claim Dispute Notice.

11.2	Claim Dispute

If the Sellers dispute a Claim Notice given by the Buyer under clause 11.1 (Claim Dispute), the Sellers may give the Buyer a written notice within 20 Business Days of receipt of the Claim Notice which sets out:

(a)	in detail the reason why the Sellers dispute the Claim Notice; and

(b)
the monetary amount (if any) admitted by the Sellers as being owing to the Buyer for the Liability incurred or estimated to be incurred in respect of the Claim (together a Claim Dispute Notice), following which the Claim Dispute must be dealt with in accordance with clause 17.

11.3	Recovery Amount

The Buyer must give:

(a)
written notice to the Sellers if it receives any amount by way of payment, credit, compensation or recovery after the Completion Date in respect of any Liability which the Buyer has wholly or partially recovered from the Sellers within 10 Business Days of the amount being recovered (Recovery Amount); and

(b)
pay the Recovery Amount to the Sellers within the same 10 Business Day period less all costs incurred by the Buyer or Group Company in recovering the Recovery Amount and any Tax payable by the Buyer or Group Company as a result of receiving the Recovery Amount.

12.	RECORDS RETENTION

(a)	The Buyer must retain or procure the retention of the Records for 7 years after the Completion Date.

(b)
Upon the Sellers’ prior written request on reasonable notice, the Buyer must make available to the Sellers or its Representatives for inspection or copying the Records reasonably required by the Sellers:

(i)	to enable any Seller to prepare accounts, tax returns and other statutory returns relating wholly or partly to any period before Completion; or

(ii)	in connection with the prosecution or defence of any claim by or against any Seller relating to a Group Company, the Business or this Deed.

The Buyer is not required to comply with any request under this clause 12(b) to the extent that doing so will breach any obligation of confidentiality or result in a waiver of privilege in relation to that document. The cost of any inspection or copying of the Records will be borne by the Sellers.

(c)	Upon the Buyer’s prior written request on reasonable notice, each Seller must make available to the Buyer or its Representatives for inspection or copying the Records reasonably required by the Buyer:

(i)	to enable the Buyer to prepare accounts, tax returns and other statutory returns relating wholly or partly to any period before Completion; or

(ii)	in connection with the prosecution or defence of any Claim by or against the Buyer or a Group Company relating to a Group Company, the Business or this Deed.

No Seller is required to comply with any request under this clause 12(c) to the extent that doing so will breach any obligation of confidentiality or result in a waiver of privilege in relation to that document. The cost of any inspection or copying of the Records will be borne by the Buyer.

13.	CONFIDENTIALITY

13.1	Primary obligation

Each party who receives Confidential Information (Receiving Party) must:

(a)	subject to clauses 13.2 and 13.3, keep the Confidential Information confidential;

(b)
not use the Confidential Information for the Receiving Party’s own or another’s advantage, or to the competitive disadvantage of the party disclosing the Confidential Information (Disclosing Party); and

(c)	not copy or duplicate or allow the copying or duplication of any Confidential Information.

13.2	Permitted disclosure

(a)	A party may disclose Confidential Information:

(i)
to its professional advisers, bankers, financial advisers, equity or debt financiers or any of its employees to whom it is necessary to disclose the Confidential Information, if those persons undertake to keep the Confidential Information confidential;

(ii)	pursuant to any applicable Law or court order, or to a Governmental Agency or stock exchange or in order to comply with its obligations under this Deed; or

(iii)	for the purposes of issuing, defending or participating in legal proceedings.

(b)
On or after Completion, Riverside may make a public or media announcement about this Deed, the sale of the Shares, or Completion in the agreed form set out in Schedule 19, without the prior approval of the Buyer.

(c)
On or after Completion, the Buyer may make a public or media announcement about this Deed, the sale of the Shares, or Completion in the agreed form set out in Schedule 20, without the prior approval of the Riverside.

13.3	Security and control

The Receiving Party must:

(a)	take all reasonable proper and effective precautions to maintain the confidential nature of the Confidential Information; and

(b)	immediately notify the Disclosing Party of any potential, suspected or actual unauthorised access, disclosure, copying or use or breach of this clause 13.

14.	RESTRAINTS

14.1	Sellers’ restraint

Subject to clause 14.2, for the purpose of protecting the goodwill in the Company and the Business, and in consideration of the Buyer agreeing to acquire the Shares, and derive other benefits under this Deed, during the Restraint Period in the Restraint Area:

(a)	(non-compete) each of the Sellers must not carry on any business, have any direct or indirect financial interest in or provide services to any business which competes with the Business;

(b)
(non-solicitation in respect of employees) in respect of all employees who were employees of the Group at any time during the 12 months prior to the Completion Date (together, the Relevant Employees), each of the Sellers must not:

(i)	hire or solicit the Relevant Employees; or

(ii)	otherwise interfere with the relationship between the Buyer or the Group and the Relevant Employees; and

(c)	(non-solicitation in respect of Tim Morphy) subject to clause 14.2(d), in respect of Tim Morphy, each of the Sellers must not:

(i)	hire or solicit Tim Morphy; or

(ii)	otherwise interfere with the relationship between the Buyer or the Group and Tim Morphy; and

(d)
(non-solicitation of customers and suppliers) in respect of all customers and suppliers  who were customers and suppliers of the Group at any time during the 12 months prior to the Completion Date, each of the Sellers must not:

(i)	solicit the relevant customers or suppliers; or

(ii)	otherwise interfere with the relationship between the Buyer or the Group and the relevant customers or suppliers,

for the purposes of providing custom or supply to a business that competes with the Business. To avoid doubt, this clause 14.1(d) does not apply to any solicitation for the purposes of customers or suppliers providing custom or supply to a business that does not compete with the Business.  For the avoidance of doubt, a reference to "supplier" in this clause 14.1 includes Healthcare Consultants.

14.2	Exceptions

(a)	Nothing in clause 14.1 restricts any of the Sellers from:

(i)
owning less than 5 per cent of any securities of a business or company whose securities are traded on a recognised stock exchange and that competes with the Business because it conducts either or both of the activities referred to in paragraphs (a) and (b) of the definition of “Business” in clause 1.1;

(ii)
owning all or part of a business or company (irrespective of whether its securities are privately held or traded on a recognised stock exchange) where 5 per cent or less of the revenue of the business is derived (whether directly or indirectly)  from either or both of the activities referred to in paragraphs (a) and (b) of the definition of “Business” in clause 1.1 (based on the revenue of the relevant business or company in the 12 month period prior to the date of the relevant acquisition or investment); or

(iii)
owning all or part of a business or company (irrespective of whether its securities are privately held or traded on a recognised stock exchange) where 10 per cent or less of the revenue of the business or company is derived (whether directly or indirectly) from activities referred to in paragraphs (c) - (f) of the definition of “Business” in clause 1.1 (based on the revenue of the relevant business or company in the 12 month period prior to the date of the relevant acquisition or investment), except to the extent any Seller is acting in concert with another Seller or Additional Restrained Person in relation to such acquisition or investment in which case the exceptions in 14.2(a)(i) to 14.2(a)(iii) apply to those persons in aggregate.

(b)	Other than in respect of the Key Employees, nothing in clause 14.1 restricts any of the Sellers from:

(i)
advertising employment vacancies in the normal course in any form of social media, newspaper, website or other publication or through a recruitment agency (except where the advertisement targets employees of any Group Company) or interviewing and negotiating with any person responding to such an advertisement; or

(ii)
employing or engaging any employee of the Group who seeks employment or engagement with or by the Sellers solely as a result of such person’s own initiative (including without limitation responding to any advertisement referred to in paragraph 14.2(b)(i)), provided the group employee is a Designated Employee.

(c)	To avoid doubt, nothing in clause 14.1 restricts Robyn Walsh from continuing to be a director of:

(i)	Orthodynamics Pty Ltd (ACN 151 850 252); or

(ii)	Fairpay Solutions, Inc.

(d)	Clause 14.1(c) ceases to have any effect if a Group Company fails to employ Tim Morphy by the date which is one year after Completion.

14.3	Injunctive Relief

The Sellers acknowledge that monetary damages alone would not be adequate compensation to the Buyer for a breach of clause 14.1 and agree that:

(a)
without limiting the relief that the Buyer is entitled to seek, that the Buyer may seek an injunction if any Seller is in breach or threatens to breach, or if the Buyer reasonably believes that any Seller will breach the provisions of this clause 14; and

(b)
no Seller will make any submissions or contention in any proceeding at which the Buyer seeks an injunction in relation to any breach, or any alleged, threatened or apprehended breach, of this clause 14 to the effect that granting an injunction is not appropriate because the payment of damages alone would be adequate to compensate the Buyer.

14.4	Acknowledgement

The Sellers acknowledge that each of the restraints in clause 14.1 is reasonable with respect to their subject matter, the Restraint Area and the Restraint Period, and go no further than is reasonably necessary to protect the interests of the Buyer as the purchaser of the Shares, and the goodwill of the Company and the Business.

14.5	Independent restraints

Each covenant in the subclauses of clause 14.1 and the paragraph of "Restraint Period" definition in clause 1.1 are separate and independent covenants by the Sellers which can be combined, and each combination is a separate restraint.  If a restraint is illegal, void or unenforceable, this Deed is to be interpreted as if that restraint was omitted but that does not affect the other restraints.

15.	ADDITIONAL RESTRAINED PARTIES RESTRAINTS

15.1	Additional Restrained Parties Restraint

Subject to the exceptions in clause 15.2, for the purpose of protecting the goodwill in the Company and the Business, and in consideration of the financial benefit the Additional Restrained Parties may receive as a direct or indirect consequence of the Buyer's acquisition of Shares from Riverside under the terms of this Deed through their entitlement to receive (either directly or indirectly) the benefit of some of the carried interest (howsoever described) in the Riverside fund which has invested in the Company, during the Restraint Period in the Restraint Area:

(a)
(non-compete) each of the Additional Restrained Parties must not carry on any business, have any direct or indirect financial interest in or provide services to any business which competes with the Business;

(b)
(non-solicitation in respect of employees) in respect of all employees who were employees of the Group at any time during the 12 months prior to the Completion Date (together, the Relevant Employees), each of the Additional Restrained Parties must not:

(i)	hire or solicit the Relevant Employees; or

(ii)	otherwise interfere with the relationship between the Buyer or the Group and the Relevant Employees; and

(c)	(non-solicitation in respect of Tim Morphy) subject to clause 15.2(c), in respect of Tim Morphy, each of the Additional Restrained Parties must not:

(i)	hire or solicit Tim Morphy; or

(ii)	otherwise interfere with the relationship between the Buyer or the Group and Tim Morphy; and

(d)
(non-solicitation of customers and suppliers) in respect of all customers and suppliers who were customers and suppliers of the Group at any time during the 12 months prior to the Completion Date, each of the Additional Restrained Parties must not:

(i)	solicit the relevant customers or suppliers; or

(ii)	otherwise interfere with the relationship between the Buyer or the Group and the relevant customers or suppliers,

for the purposes of providing custom or supply to a business that competes with the Business. To avoid doubt, this clause 15.1(c) does not apply to any solicitation for the purposes of customers or suppliers providing custom or supply to a business that does not compete with the Business. For the avoidance of doubt, a reference to "supplier" in this clause 15.1(c) includes Healthcare Consultants.

15.2	Exceptions

(a)	Nothing in clause 15.1 will restrict either of the Additional Restrained Parties from:

(i)
owning less than 5 per cent of any securities of a business or company whose securities are traded on a recognised stock exchange and that competes with the Business because it conducts either or both of the activities referred to in paragraphs (a) and (b) of the definition of “Business” in clause 1.1;

(ii)
owning all or part of a business or company (irrespective of whether its securities are privately held or traded on a recognised stock exchange) where 5 per cent or less of the revenue of the business is derived (whether directly or indirectly) from either or both of the activities referred to in paragraphs (a) and (b) of the definition of “Business” in clause 1.1 (based on the revenue of the relevant business or company in the 12 month period prior to the date of the relevant acquisition or investment); or

(iii)
owning all or part of a business or company (irrespective of whether its securities are privately held or traded on a recognised stock exchange) where 10 per cent or less of the revenue of the business or company is derived (whether directly or indirectly) from activities referred to in paragraphs (c) - (f) of the definition of “Business” in clause 1.1 (based on the revenue of the relevant business or company in the 12 month period prior to the date of the relevant acquisition or investment), except to the extent a Additional Restrained Person is acting in concert with the other Additional Restrained Person or any other Seller in relation to such acquisition or investment in which case the exceptions in 15.2(a)(i) to 15.2(a)(ii) apply to those persons in aggregate.

(b)	Other than in respect of the Key Employees, nothing in clause 15.1 restricts any of the Additional Restrained Persons from

(i)
advertising employment vacancies in the normal course in any form of social media, newspaper, website or other publication or through a recruitment agency  (except where the advertisement targets employees of any Group Company) or interviewing and negotiating with any person responding to such an advertisement; or

(ii)
employing or engaging any employee of the Group who seeks employment or engagement with or by the Additional Restrained Parties solely as a result of such person’s own initiative (including without limitation responding to any advertisement referred to in paragraph 15.2(b)(i)), provided the group employee is a Designated Employee.

(c)	Clause 15.1(c) ceases to have any effect if a Group Company fails to employ Tim Morphy by the date which is one year after Completion.

15.3	Injunctive Relief

The Additional Restrained Parties acknowledge that monetary damages alone would not be adequate compensation to the Buyer for a breach of clause 15.1, and to the extent clause 15.1 and any associated remedies or relief is legally enforceable agree that:

(a)
without limiting the relief the Buyer is entitled to seek, the Buyer may seek an injunction if any Seller is in breach or threatens to breach, or if the Buyer reasonably believes that any Seller will breach the provisions of this clause 15; and

(b)
no Seller will make any submissions or contention in any proceeding at which the Buyer seeks an injunction in relation to any breach, or any alleged, threatened or apprehended breach, of this clause 15 to the effect that granting an injunction is not appropriate because the payment of damages alone would be adequate to compensate the Buyer.

15.4	Additional Restrained Parties Acknowledgement

The Additional Restrained Parties acknowledge that:

(a)
Stuart Baxter is a managing partner of the Riverside Company and Simon Feiglin is a partner of Riverside Asia Partners LLC which respectively manage and/or advise   Riverside, including with respect to Riverside’s investment in the Company;

(b)
in their capacity described in clause 15.4(a) the Additional Restrained Parties have gained confidential knowledge of the Business and therefore have the capacity to engage in activities which compete with the Business; and

(c)
each of the restraints in  clause 15.1  is reasonable with respect to their subject matter, the Restraint Area and the Restraint Period and go no further than is reasonably necessary to protect the interests of the Buyer as the purchaser of the Shares, and the goodwill of the Company and the Business.

15.5	Independent restraints

Each covenant in the subclauses of clause 15.1 and the paragraph of "Restraint Period" definition in clause 1.1 are separate and independent covenants by the Sellers which can be combined, and each combination is a separate restraint.  If a restraint is illegal, void or unenforceable, this Deed is to be interpreted as if that restraint was omitted but that does not affect the other restraints.

15.6	Riverside Warranty

Riverside represents and warrants to the Buyer that, as at the Completion Date, the Additional Restrained Parties do not have any entitlement to receive the benefit of any carried interest (howsoever described) through their relationship with Riverside or its Related Entities that relates to the ownership of ordinary shares in the Company by Riverside, other than a carried interest (howsoever described) in the Riverside fund which has invested in the Company.

15.7	Riverside Indemnity

Riverside jointly and severally indemnifies the Buyer against all losses, costs, charges, damages, expenses or other liabilities suffered or incurred by the Buyer (other than any indirect or consequential loss) as a result of:

(a)	a breach of the Riverside Warranty; and

(b)	any act by an Additional Restrained Party which is described in clauses 15.1(a) to15.1(d).

This indemnity is to apply whether or not a restraint in clause 15.1 is illegal, void or unenforceable.

16.	TAX MATTERS

16.1	Preparation of Pre-Completion Returns by Sellers

(a)	The Sellers will:

(i)	prepare and file all Pre-Completion Returns as soon as reasonably practicable after Completion and in any event prior to the lodgement due date of the relevant Pre-Completion Return;

(ii)	bear all costs of preparing and filing the Pre-Completion Returns; and

(iii)	provide a copy of the Pre-Completion Return (and all related workpapers) to the Buyer immediately following lodgement of the Pre-Completion Return to the relevant Tax Authority.

(b)
Subject to clause 16.1(c), the Buyer may file any Pre-Completion Return which the Buyer reasonably believes will not be filed by the Sellers with the relevant Tax Authority on or by the lodgement due date and the Seller will reimburse the Buyer for all costs reasonably incurred by the Buyer to lodge the Pre-Completion Return.

(c)
At least 30 Business Days prior to filing any Pre-Completion Return in relation to income tax, and 5 Business Days prior to filing a Pre-Completion Return in relation to goods and services tax and fringe benefits tax, the Buyer must provide the Sellers with a written notice which:

(i)
states that the Buyer does not believe the Sellers will file the relevant Pre-Completion Return with the relevant Tax Authority on or by the lodgement due date and the reasons for the Buyer’s view; and

(ii)
contains a copy of the draft Pre-Completion Return (including a copy of the workpapers to the extent that it relates to assessable income derived and allowable deductions incurred on or before Completion) that the Buyer intends to file with the relevant Tax Authority.

(d)
Within 10 Business Days after receipt of a written notice under clause 16.1(c) in respect of a Pre-Completion Return in relation to income tax and within 2 Business Days after receipt of a written notice under clause 16.1(c), the Sellers must provide a written notice to the Buyer which states that the Sellers:

(i)	intend to file a Pre-Completion Return, in which case clause 16.1(b) will not apply and the Buyer may not file the relevant Pre-Completion Return;

(ii)
requests amendments to the draft Pre-Completion Return provided by the Buyer, in which case the Buyer must make all the requested amendments to the draft Pre-Completion Return to the extent that they are reasonable and in accordance with Tax Law and practice, and then may file the amended Pre-Completion Return with the relevant Tax Authority; or

(iii)	accepts the draft Pre-Completion Return, in which case the Buyer may file the relevant Pre-Completion Return with the relevant Tax Authority.

(e)
If the Sellers do not respond within the period specified in the clause 16.1(d) the Buyer may file the draft Pre-Completion Return (in the form provided to the Sellers under clause 16.1(c)) with the relevant Tax Authority.

(f)	For the avoidance of doubt, clauses 16.1(c), 16.1(d) and 16.1(e) do not apply where the Sellers have failed to file a Pre-Completion Return by the lodgement due date.

16.2	Buyer’s obligations relating to Pre-Completion Returns

(a)	The Buyer must:

(i)	provide all information and assistance that may be reasonably requested by the Sellers in connection with the preparation and filing of the Pre-Completion Returns;

(ii)	execute all documents and give or make all notices and declarations as the Sellers may reasonably require in connection with the preparation and filing of the Pre-Completion Returns; and

(iii)	permit the Sellers to have access to and take extracts or copies from any of the Records for the purpose of preparing the Pre-Completion Returns.

(b)	To the extent permitted by Law, the Buyer must not, unless the Sellers give their prior written consent, which consent is not to be unreasonably withheld or delayed:

(i)	file any Pre-Completion Return with the relevant Governmental Agency, except the Buyer may file any Pre-Completion Return to the extent permitted by clause 16.1(b);

(ii)	amend, lodge any objection to or appeal any Pre-Completion Return;

(iii)
apply to a relevant Tax Authority for any opinion, ruling or other determination in relation to any Tax, event or omission covered by a Pre-Completion Return or to any event or omission on or before Completion; or

(iv)	furnish to a relevant Tax Authority any information in relation to any Pre-Completion Return or any event or omission on or before Completion.

16.3	Preparation of Overlap Returns by Buyer

The Buyer will:

(a)	prepare and file all Overlap Returns; and

(b)	bear all costs of preparing and filing the Overlap Returns.

16.4	Sellers obligations in relation to Overlap Returns

The Sellers must at their own cost provide to the Buyer all information and assistance reasonably required by the Buyer in connection with the preparation of any Overlap Returns.

16.5	Sellers may review Overlap Returns in relation to Tax

Despite clause 16.3, if a Seller has given written notice to the Buyer that they wish to review an Overlap Return in relation to income Tax (Income Tax Overlap Return) and provided such notice is given at least 60 Business Days prior to the due date for the lodgement of the relevant Income Tax Overlap Return, the Buyer must:

(a)
provide a copy of the draft Income Tax Overlap Return (including a copy of the workpapers to the extent that it relates to assessable income derived and allowable deductions incurred on or before Completion) to that Seller at least 30 Business Days prior to lodging the Income Tax Overlap Return with the relevant Tax Authority; and

(b)
where that Seller gives written notice to the Buyer not more than 10 Business Days after receipt of the draft Income Tax Overlap Return requesting amendments to the Income Tax Overlap Return, make such adjustments to the Income Tax Overlap Return provided that the requested adjustments are reasonable and to the extent that the adjustments relate to assessable income derived and allowable deductions incurred on or before Completion.

16.6	Tax audits

If the Taxpayer is notified or becomes aware of a Tax audit or proposed Tax audit of a Group Company by a relevant Tax Authority after Completion that relates to any event or omission on or before Completion or in relation to any period before Completion:

(a)	within 30 Business Days of the Taxpayer receiving notice of or becoming aware of the Tax audit, the Taxpayer must give written notice to the Sellers;

(b)	the Taxpayer must consult with the Sellers in relation to any response to, or decision whether to respond to, the Tax Authority by the Taxpayer; and

(c)	the Sellers must at their own cost provide to the Buyer all information and assistance reasonably required by the Buyer in connection with the Tax audit.

16.7	Confidentiality

Any information obtained by the Sellers under this clause 16 after Completion is taken to be Confidential Information.

16.8	Code § Election Notice

The Purchaser will deliver a written notice of an election pursuant to section 338 (and a copy of Form 8023 with attachments and instructions) to Riverside in accordance with the notice requirement described in U.S. Treasury Regulation 1.338-2(e)(4).

17.	DISPUTE RESOLUTION

17.1	Dispute

(a)
If a dispute other than a Working Capital Dispute (Dispute) arises between the parties in connection with this Deed, except where urgent interlocutory relief is sought, the parties must use their reasonable endeavours to settle the Dispute under this clause 17.

(b)	To avoid doubt, this clause 17 does not apply to a Working Capital Dispute.

17.2	General Dispute Notice

If a Dispute arises, the party who reasonably believes that there is a Dispute must give written notice setting out the nature of the Dispute and any relevant facts or circumstances relating to the Dispute to the other party (General Dispute Notice).

17.3	Parties to try to settle Dispute

Within 5 Business Days of the date of the General Dispute Notice, each party must nominate a suitable person which has authority to negotiate and settle the Dispute. The respective nominated persons must then use their reasonable endeavours to resolve the Dispute.

17.4	Arbitration

(a)
If a Dispute has not been resolved by the disputing parties within 10 Business Days of the date of the General Dispute Notice (Notice Period), either party may submit the Dispute to ACICA for determination in accordance with this clause 17.4.

(b)	The arbitrator of any Dispute referred to ACICA will be an independent person appointed by ACICA.

(c)	The arbitration will be held in Melbourne, Victoria and must be conducted in accordance with the laws of Victoria, Australia and according to the ACICA Arbitration Rules.

(d)	Subject to clause 17.4(e), each party to the Dispute will bear its own costs connected to the arbitration.

(e)	Half of the costs of the arbitration and the arbitration centre will be borne by the Sellers and half of those costs will be borne by the Buyer.

(f)	The arbitrator’s determination in relation to the matter shall be final and binding on the parties to the dispute.

(g)	If the Dispute relates to a Claim under a warranty or indemnity in this Deed then:

(i)	the purpose of the arbitration referred to ACICA will be to determine the monetary amount of the Liability incurred arising out of the Claim which is the subject of the Dispute Notice; and

(ii)
the arbitrator’s determination under clause 17.4(e) must state in writing the monetary amount of the Liability incurred arising out of the Claim which is the subject of the Dispute Notice (Determined Amount).

(h)
No later than 20 Business Days after a determination by the arbitrator referred to under clause 17.4(e), the party against whom the determination is made must pay an amount equal to the Determined Amount to the other party.

17.5	Relief

(a)
Nothing in this clause 17 will limit the ability of any party to seek urgent injunctive relief or other equitable relief in relation to any Claim or Liability, or if any Seller or Additional Restrained Party is in breach or threatens to breach, or if the Buyer reasonably believes that any Seller or Additional Restrained Party will breach clauses 14 or 15 respectively.

(b)	Failure by a party to a Dispute to attempt to comply with this clause 17 may be pleaded as a bar to proceedings initiated by that party, except in the case of proceedings requesting urgent relief.

18.	GST

18.1	Interpretation

(a)	Unless the context suggests otherwise, expressions used in this clause 18 have the same meanings given to those expressions in the GST Law.

(b)	Any part of a supply that is treated as a separate supply for GST purposes (including attributing GST payable to tax periods) will be treated as a separate supply for the purposes of this clause 18.

18.2	General

Unless GST is expressly included, the consideration expressed to be payable under any other clause of this Deed for any supply made under or in connection with this Deed does not include GST.

18.3	GST payable

(a)
To the extent that any supply made under or in connection with this Deed is a taxable supply by a party (Supplier), the GST exclusive consideration otherwise payable  or to be provided by any other party (Recipient) for that supply is increased by an additional amount equal to that other consideration multiplied by the rate at which GST is imposed in respect of the supply, and that additional amount is payable by the Recipient at the same time as the other consideration is payable or to be provided.

(b)	The Supplier must provide the Recipient with a valid tax invoice before being entitled to receive payment of the additional amount under clause 18.3(a).

18.4	Recovery of GST payable

Each Seller and the Buyer agrees to do all things, including providing tax invoices and other documentation, that may be reasonably necessary or desirable to ensure or assist the other party to claim any input tax credit, adjustment or refund in relation to any amount of GST paid or payable in respect of any supply made under or in connection with this Deed.

18.5	Reimbursement or indemnity payment

If a payment to a party under this Deed is a payment by way of reimbursement or indemnity and is calculated by reference to the GST inclusive amount of a loss, cost or expense incurred by that party, then the payment is to be reduced by the amount of any input tax credit to which that party is entitled for the acquisition to which that loss, cost or expense relates, and that payment may be increased on account of GST pursuant to clause 18.3.

18.6	Variation of GST

If the GST payable in relation to a supply made under or in connection with this Deed varies from the additional amount paid by the Recipient under clause 18.3, then the Supplier will provide a corresponding refund or credit to, or will be entitled to receive the amount of that variation from, the Recipient.  Any payment, credit or refund under this clause 18.6 is deemed to be a payment, credit or refund of the additional amount payable under clause 18.3.  Where there is an adjustment event, the Supplier must issue an adjustment note to the Recipient as soon as the Supplier becomes aware of the adjustment event.

19.	COSTS AND STAMP DUTY

19.1	Costs

Each party must pay its own costs connected with the negotiation, preparation and execution of this Deed.

19.2	Stamp duty

(a)	The Buyer must pay all stamp duty payable in connection with the sale of the Shares under this Deed when due.

(b)
The Buyer indemnifies the Seller against any Liability to the extent that the Liability is for stamp duty payable in connection with the sale of the Shares under this Deed, the sale of the Additional Sellers’ shares under the Additional Sellers Deed, the share transfer forms delivered by the Sellers at Completion pursuant to clause 4.2(a)(i), the W&I Policy, Indemnity and Access Amendment Deed and any deed or agreement entered into pursuant to clause 4.6 (including any fines and penalties).

20.	NOTICES

(a)
Subject to clause 20, notices may be served either by delivery to a party personally, by posting to the party's last known address by pre-paid ordinary mail or facsimile or email, or if the address is outside Australia, by pre-paid air mail for facsimile to the party's last known address for service.

(b)	If a communication is given by:

(i)	post, it is taken as received if posted within Australia to an Australian address 3 Business Days (in place of receipt) after posting;

(ii)
facsimile, when the sender's facsimile machine produces a report that the fax was sent in full to the addressee, the report will be prima facie evidence that the facsimile was received by the addressee in legible form at the time indicated on that report; or

(iii)
by email, it is taken as received where the sender receives a delivery confirmation report which records the time that the email was delivered to the addressee’s last notified email address, unless the sender receives a delivery failure notification indicating that the electronic mail has not been delivered to the addressee.

(c)	Each party may from time to time change its particulars for service by notice to each other party, however, the particulars for services initially are as follows:

Sellers
RA Investments I Comm. V. Riverside Capital Appreciation Fund V Investments Comm. V.
Address:	7, Avenue Lloyd George, Brussels, 1000, Belgium
Attention:	Peter Parmentier
Facsimile:	+32 (2) 626 2122

Email:	pap@riversideeurope.com
Robyn Walsh
Address:	Level 6, 486 Albert Street East Melbourne VIC 3002
Attention:	Robyn Walsh
Facsimile:	03 9650 2255
Email:	walshr@mlcoa.com.au
Buyer
Address:	ExamWorks 3280 Peachtree Road Suite 2625 Atlanta GA 30305
Attention:	Mr Miguel Fernandez de Castro Chief Financial Officer
Facsimile:	1 404 846 1554
Email:	miguel.fernandez@examworks.com

20.2	Change of address

Any party may change its address, facsimile or email for receipt of Notices at any time by giving written notice of such change to each party.

20.3	No effect on other rights

A party’s right to require payment of interest does not affect any other rights and remedies it may have regarding the default.

21.	MISCELLANEOUS

21.1	Alterations

This Deed may be altered only by agreement in writing signed by each party.

21.2	Approvals and consents

Except where this Deed expressly states otherwise, a party may, in its discretion, give conditionally or unconditionally or withhold any approval or consent under this Deed.

21.3	Assignment

A party cannot assign, charge, encumber, create a Security Interest over, dispose of or otherwise deal with any rights and obligations under this Deed, or attempt or purport to do so, without the prior written consent of the other parties.

21.4	Survival

Subject to any provision in this Deed to the contrary, any indemnity or any obligation of confidence under this Deed is independent and survives termination of this Deed.  Any other term by its nature intended to survive termination of this Deed survives termination of this Deed.

21.5	Counterparts

This Deed may be executed in one or more counterparts.  All executed counterparts constitute one agreement.

21.6	No merger

The rights and obligations of the parties under this Deed do not merge on completion of any transaction contemplated by this Deed.

21.7	Further action

Each party must do, at its own expense, everything reasonably necessary (including executing agreements, deeds or other documents) to give full effect to this Deed and any transactions contemplated by it.

21.8	Waiver

A party does not waive a right, power or remedy if it fails to exercise or delays in exercising the right, power or remedy.  A single or partial exercise of a right, power or remedy does not prevent another or further exercise of that or another right, power or remedy.  A waiver of a right, power or remedy must be in writing and signed by the party giving the waiver.

21.9	Severance

If a provision of this Deed would, but for this clause, be unenforceable:

(a)	the provision will be read down to the extent necessary to avoid that result; and

(b)	if the provision cannot be read down, to that extent, it will be severed without affecting the validity and enforceability of the remainder of this Deed.

21.10	Power of attorney

Each person who executes this Deed on behalf of a party under a power of attorney declares and warrants that he or she is not aware of any fact or circumstances that might affect his or her authority to do so under that power of attorney.

21.11	Entire agreement

This Deed and the Additional Sellers Deed embody the entire understanding and agreement between the parties as to its subject matter.  All prior conduct, agreements, arrangements and understandings in relation to its subject matter are superseded by this Deed and the Additional Sellers Deed, and will be of no force or effect whatever, and neither party has relied upon or will be liable to the other party in respect of those matters.

22.	GOVERNING LAW AND JURISDICTION

22.1	Law of Victoria

The law of the State of Victoria, Australia governs this Deed.

22.2	Parties to submit to jurisdiction

The parties submit to the non-exclusive jurisdiction of the courts of the State of Victoria, Australia.

Signing page

Executed as a deed.

Executed by RA Investments I Comm. V.

                               /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of authorised representative

PETER PARMENTIER
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Name of authorised representative (block letters)

) ) ) ) ) ) ) ) ) )

Executed by Riverside Capital Appreciation Fund V Investments Comm. V.

                              /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of authorised representative

PETER PARMENTIER
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Name of authorised representative
(block letters)

) ) ) ) ) ) ) ) ) ) )

Signed, sealed and delivered by Robyn Walsh in the presence of:

                              /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of Witness

NIAMH NOLAN DEACY
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Full name of witness

) ) ) ) ) ) ) ) ) ) )	/S/ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ Signature of Robyn Walsh

Executed by EW Pacific Pty Ltd

                              /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of Director

J. MIGUEL FERNANDEZ DE CASTRO
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Name of Director
(block letters)

) ) ) ) ) ) ) ) ) ) )

                              /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of Director/ Company Secretary

CLARE ARGUEDAS
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Name of Director/ Company Secretary
(block letters)

Signed, sealed and delivered by Stu Baxter in the presence of:

                             /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of Witness

KELCEY JAY POE
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Full name of witness

) ) ) ) ) ) ) ) ) ) )	/S/ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ Signature of Stu Baxter

Signed, sealed and delivered by Simon Feiglin in the presence of:

                              /S/
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Signature of Witness

ELIZABETH JANE MOFFAT
_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _
Full name of witness

) ) ) ) ) ) ) ) ) ) )	/S/ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ Signature of Simon Feiglin